UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ARROW ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Michael J. Long
Chairman of the Board

Arrow Electronics, Inc.
7459 South Lima Street
Englewood, Colorado 80112

April 12, 2013

Dear Shareholder:
You are invited to Arrow’s Annual Meeting of Shareholders, on Thursday, May 23, 2013, at the The Ritz Carlton Denver, 1881 Curtis Street, Denver, Colorado 80202 at 9:00 a.m. Mountain Time. The formal notice of the Annual Meeting and the Proxy Statement soliciting your vote at the Annual Meeting appear on the following pages.
The matters scheduled to be considered at the Annual Meeting are (i) the election of the Board of Directors; (ii) the ratification of the selection of the independent registered public accounting firm; and (iii) the holding of an advisory vote on executive compensation. These matters are discussed more fully in the Proxy Statement.
Arrow’s Board of Directors recommends the approval of each proposal as being in the best interests of Arrow, and urges you to read the Proxy Statement carefully before you vote. Your vote is important regardless of the number of shares you own.
Under the rules adopted by the United States Securities and Exchange Commission, we are furnishing proxy materials to our shareholders online rather than mailing printed copies of those materials to each shareholder. Accordingly, you will not receive a printed copy of the proxy materials unless you request one. The Notice of Internet Availability includes instructions on how to access and review the materials, and how to access your proxy card and vote online. If you would like to receive a printed copy of our proxy materials please follow the instructions included in such Notice.
Please make sure you vote, whether or not you plan to attend the Annual Meeting. You can cast your vote at the Annual Meeting, online by following the instructions on either the proxy card or the Notice of Internet Availability, by telephone, or, if you received paper copies of our proxy materials, by mailing your proxy card in the postage-paid return envelope.

Sincerely yours,
Michael J. Long                            Chairman of the Board

ARROW ELECTRONICS, INC.
7459 South Lima Street
Englewood, CO 80112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE
9:00 a.m. Mountain Time on Thursday, May 23, 2013
PLACE
The Ritz Carlton Denver
1881 Curtis Street
Denver, Colorado 80202
ITEMS OF BUSINESS
The Annual Meeting will be held:
1.To elect directors of Arrow for the ensuing year.

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2013.
3.To hold an advisory vote on executive compensation.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
RECORD DATE
Only shareholders of record at the close of business on March 28, 2013 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.
PROXY MATERIALS AND ANNUAL REPORT
If you wish to receive a printed copy of the proxy materials and our Annual Report you must request a copy. The Notice of Internet Availability has instructions for access to and review of our proxy materials online, as well as instructions for online voting.
Arrow’s 2012 Annual Report (which is not a part of the proxy soliciting material) and this Proxy Statement were made available through www.proxyvote.com on or about April 12, 2013, and are also available at the Company’s website at www.arrow.com/annualreport2012.
PROXY VOTING
Shareholders can vote by attending the Annual Meeting, by completing and returning the proxy card, online, or by telephone. The Notice of Internet Availability and the proxy card itself have detailed instructions for voting.

Shareholders may revoke a proxy (change or withdraw the vote) at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors

Peter S. Brown
Secretary

ARROW ELECTRONICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 23, 2013

 TABLE OF CONTENTS

Proxy Statement	1
The Purpose of this Statement	1
Invitation to the Annual Meeting	1
Voting Instructions	1
Shareholders Entitled to Vote	1
Revocation of Proxies	2
Cost of Proxy Solicitation	2

Certain Shareholders	2
Holders of More than 5% of Common Stock	2
Shareholding of Executive Officers and Directors	3

Proposal 1: Election of Directors	4

Director Resignation Policy	7

The Board and Its Committees	7
Lead Director	8
Chief Executive Officer and Chairman Positions	8
Committees	9
Enterprise Risk Management	10
Compensation Risk Analysis	10
Independence	11
Compensation Committee Interlocks and Insider Participation	11
Meetings and Attendance	11
Director Compensation	12
Stock Ownership by Directors	13

Audit Committee Report	13

Principal Accounting Firm Fees	14

Proposal 2: Ratification of Appointment of Auditors	15

Proposal 3: Advisory Vote on Executive Compensation	15

Report of the Compensation Committee	16

Compensation Discussion and Analysis	17
Executive Summary	17
Overview and Philosophy	18
Executive Compensation Objectives	19
Total Compensation Process	19

Competitive Benchmarking and Use of Consultants	19
Elements of Total Compensation	20
Base Salary	20
Performance-Based Compensation	21
Annual Cash Incentives	22
Long-Term Incentives	24
Retirement Programs and Other Benefits	26
Employment and Change of Control Agreements	26
Stock Ownership Requirements	27
Tax and Accounting Considerations	27
Compensation Practices and Risk	28

Compensation of the Named Executive Officers	29
Summary Compensation Table	29
All Other Compensation — Detail	30
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Options Exercised and Stock Vested in Last Fiscal Year	34
SERP	34
Deferred Compensation Plans	35

Agreements and Potential Payouts Upon Termination or Change of Control	36
Employment Agreements	36
Change of Control Agreements	37
Impact of Internal Revenue Code Section 409A	37
Potential Payouts Upon Termination	37
Non-renewal of Employment and Change of Control Agreements	39
Narrative Explanation of the Calculation of Amounts	40
Stock Option, Restricted Share, and Performance Share Award Agreements	41

Related Persons Transactions	41

Section 16(a) Beneficial Ownership Reporting Compliance	42

Availability of More Information	42

Multiple Shareholders with the Same Address	42

Submission of Shareholder Proposals	43

ARROW ELECTRONICS, INC.
7459 South Lima Street
Englewood, CO 80112
----------------------------
PROXY STATEMENT
in connection with the
2013 Annual Meeting of Shareholders

The Purpose of this Statement
The Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or the “Company”), is furnishing this Proxy Statement to all shareholders of record to solicit proxies to be voted at the 2013 Annual Meeting of Shareholders. By returning a completed proxy card, or voting over the telephone or internet, you are giving instructions on how your shares are to be voted at the Annual Meeting of Shareholders. The Proxy Statement was made available through www.proxyvote.com on or about April 12, 2013.
Invitation to the Annual Meeting
Shareholders of record are invited to attend the 2013 Annual Meeting of Shareholders on Thursday, May 23, 2013, beginning at 9:00 a.m. Mountain Time. The Annual Meeting will be held at the Ritz Carlton Denver, 1881 Curtis Street, Denver, Colorado 80202.
Voting Instructions
Please vote your shares by telephone or through the internet, or if you received printed copies of the proxy materials, complete, sign, and date your proxy card and return it promptly in the postage-paid return envelope provided. Whether or not you plan to attend the Annual Meeting, your prompt response will assure a quorum and reduce solicitation expense.
If shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), such holder should receive instructions from the record shareholder that must be followed in order for such shares to be voted (including at the Annual Meeting). Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.
Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares “FOR” all of the nominees for director named in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as Arrow’s registered public accounting firm, and “FOR” the advisory vote on executive compensation.
Shareholders Entitled to Vote
Only shareholders of record of Arrow’s common stock at the close of business on March 28, 2013 (the “record date”) are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. As of the record date, there were 105,139,769 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence in person or by proxy of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum.
If a shareholder is a participant in the Arrow Electronics Stock Ownership Plan (the “ESOP”), the shareholder can vote using the methods described above. This will serve as a voting instruction for Vanguard Fiduciary Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the ESOP, the shareholder has the right to direct the Trustee, who is the holder of record, regarding how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. If voting instructions for the shares of common stock in the ESOP are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the ESOP. Voting (including any revocations) by ESOP participants will close at 11:59 p.m. Eastern Time on May 19, 2013. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.
Revocation of Proxies
The person giving the proxy may revoke it at any time prior to the time it is voted at the Annual Meeting by giving written notice to Arrow’s Secretary. If the proxy was given by telephone or through the internet, it may be revoked in the same manner. You may also revoke your proxy by attending the Annual Meeting of Shareholders and voting in person. If your shares are held in “street name” you must contact the record holder of the shares regarding how to revoke your proxy.
Cost of Proxy Solicitation
Arrow pays the cost of soliciting proxies. Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of approximately $11,500 plus expenses. Arrow will supply soliciting materials to the brokers and other nominees holding Arrow common stock in a timely manner so that the brokers and other nominees may send the material to each beneficial owner and Arrow will reimburse the brokers and other nominees for their expenses in so doing. In addition to this solicitation by mail, employees of the Company may solicit proxies in person or by telephone.
CERTAIN SHAREHOLDERS
Holders of More than 5% of Common Stock
The following Table sets forth certain information with respect to the only shareholders known to the Company to own beneficially more than 5% of the outstanding common stock of Arrow as of March 28, 2013.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Company, LLP (1) 280 Congress Street Boston, Massachusetts 02210	11,271,617	10.7%
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue Milwaukee, Wisconsin 53202	8,806,420	8.4%
BlackRock Inc. (3) 40 East 52nd Street New York, New York 10022	6,648,113	6.3%
FMR LLC (4) 82 Devonshire Street Boston, Massachusetts 02109	6,378,714	6.1%

(1)
Based upon a Schedule 13G filed with the United States Securities and Exchange Commission (the "SEC") on February 14, 2013, Wellington Management Company, LLP, a registered investment advisor, has shared dispositive power with respect to all shares and shared voting power with respect to 3,660,573 shares.

Based upon a Schedule 13G filed with the SEC on February 14, 2013, the shares beneficially owned by Wellington Management Company, LLP include 6,910,650 shares (6.6% of the Company’s outstanding common stock) beneficially owned by Vanguard Windsor Funds — Vanguard Windsor Fund, a registered investment company, which has sole voting power with respect to all shares.

(2)
Based upon a Schedule 13G filed with the SEC on February 7, 2013, Artisan Partners Holdings LP is a registered investment advisor of which Artisan Investment Corporation is the general partner. ZFIC, Inc. is the sole shareholder of Artisan Investment Corporation and Mr. Andrew A. Ziegler and Ms. Carlene M. Ziegler are the principal shareholders of ZFIC, Inc. Artisan Partners Limited Partnership is a registered investment advisor of which Artisan Partners Holdings LP is the sole limited partner and Artisan Investments GP LLC is the general partner. Each of these persons and entities beneficially own the shares shown and have shared dispositive power with respect to 8,806,420 shares and shared voting power with respect to 8,441,244 shares. The shares reported were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership. Persons other than Artisan Partners Limited Partnership are entitled to receive all dividends from, and proceeds from the sale of those shares. Included in the shares beneficially owned by Artisan Partners Limited Partnership are 6,339,508 shares on behalf of Artisan Partners Funds, Inc., a registered investment company, which has shared voting and dispositive power with respect to all shares.

(3)	Based upon a Schedule 13G filed with the SEC on February 6, 2013, BlackRock Inc., a parent holding company, has sole voting and dispositive power with respect to all shares.

(4)
Based upon a Schedule 13G filed with the SEC on February 14, 2013, FMR LLC, a parent holding company has sole dispositive power with respect to all shares and sole voting power with respect to 437,687 shares.

Shareholding of Executive Officers and Directors
As of March 28, 2013, all of the “Named Executive Officers” (the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer) and directors of Arrow as a group were the beneficial owners of 1,201,197 shares of the Company’s common stock, which is approximately 1.1% of the total shares of common stock outstanding, as follows:

Shares of Common Stock Beneficially Owned
	Currently Owned (1)	Common Stock Units (2)	Acquirable w/in 60 Days	% of Outstanding Common Stock
Michael J. Long	398,063	—	—	*
Paul J. Reilly	243,425	—	—	*
Peter S. Brown	69,475	—	—	*
Peter T. Kong	208,491	—	—	*
Andrew S. Bryant	54,303	—	—	*
Barry W. Perry	—	39,454	—	*
Philip K. Asherman	—	10,541	—	*
Gail E. Hamilton	—	15,077	—	*
John N. Hanson	6,800	35,000	—	*
Richard S. Hill	—	20,935	—	*
M.F. (Fran) Keeth	—	23,973	—	*
Andrew C. Kerin	—	6,255	—	*
Stephen C. Patrick	15,000	32,737	—	*
John C. Waddell	35	21,633	—	*
Total Executive Officers’ and Directors’ Beneficial Ownership	995,592	205,605	—	1.1%

*	Represents holdings of less than 1%.

(1)
Includes vested stock options and restricted shares granted under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan as amended (the “Omnibus Incentive Plan”), as well as shares owned independently.

(2)	Includes common stock units deferred by non-employee directors and restricted stock units granted to them under the Omnibus Incentive Plan.

PROPOSAL 1: ELECTION OF DIRECTORS
Each nominee for election as a member of the Board of Directors of Arrow (the “Board”) is to be elected to hold office until the next Annual Meeting of Shareholders.
John Waddell, former Chairman and Chief Executive Officer of the Company, who has served as a director of the Company for more than four decades, most recently as Vice Chairman, has informed the Board that he does not intend to stand for re-election upon the expiration of his term at the 2013 Annual Meeting of Shareholders. He will, however, continue to serve as a director of the Company until then. The Board will not fill the vacancy left by Mr. Waddell’s departure at the 2013 Annual Meeting of Shareholders and, by resolution, has fixed the number of directors at nine, effective May 23, 2013, the date of the 2013 Annual Meeting of Shareholders. The Chairman, together with his colleagues on the Board, for themselves and on behalf of Arrow, gratefully acknowledge Mr. Waddell’s many years of service and his numerous valuable contributions to the Company.
The Board recommends a vote “FOR” all of the nominees named below.
All nominees identified below are current members of the Board. All have been recommended for re-election to the Board by the Corporate Governance Committee and approved and nominated for re-election by the Board. The Board does not contemplate that any of the nominees named below will be unable or unwilling to serve as a director. If any nominee should refuse or be unable to serve (an event which is not anticipated), the proxy will be voted for a person designated by the Board, or in lieu thereof, the Board may reduce the number of directors. In accordance with the Company’s by-laws, the nine nominees receiving a plurality of votes cast at the Annual Meeting will be elected directors, subject to the Director Resignation Policy described below.
An uncontested election of directors is no longer considered a “routine” item under the New York Stock Exchange rules. As a result, if a shareholder holds shares in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to this proposal. For this reason, if a shareholder does not give his or her broker or nominee specific instructions, the shareholder’s shares will not be voted on this proposal.
In accordance with the Company’s corporate governance guidelines, members of the Board should have the education, business experience, and insight necessary to understand the Company’s business. Further, members of the Board should be able to evaluate and oversee its direction and performance for the Company’s continued success. The directors should also possess such functional skills, corporate leadership, and international experience required to contribute to the development and expansion of the Board’s knowledge and capabilities. Moreover, the directors should have the willingness and ability to objectively and constructively appraise the performance of executive management and, when necessary, recommend appropriate changes. Neither the Board nor the Corporate Governance Committee has a formal policy regarding diversity. The Board believes, however, that its membership should reflect diversity in its broadest sense, and, consistent with that philosophy, the Board does consider a candidate’s experience, education, geographic location, and difference of viewpoint when evaluating his or her qualifications for election to the Board. Whenever the Corporate Governance Committee evaluates a potential candidate, it considers that individual in the context of the composition of the Board as a whole. Based on the nominee’s experience (including international experience), attributes, and skills, which exemplify the sought after characteristics described above, the Board has concluded that each nominee possesses the appropriate qualifications to serve as a director of the Company.

Barry W. Perry, 66, director since 1999
Mr. Perry has been the Lead Director of the Company since May 2011. He was Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, for more than five years prior to his retirement in June 2006. Mr. Perry is also currently a director of the Albermarle Corporation and Ashland Inc. Mr. Perry served as a director of Cookson plc, UK from January 2002 until May 2011.
While he was Chief Executive Officer of Engelhard Corporation, Mr. Perry established the company’s vision and strategy, selected key management personnel, and evaluated the risks of participating in various markets. Further, his experience as a director of a number of public multinational companies provides him with the skills to objectively and accurately evaluate the financial performance and corporate strategies of a large company.
Philip K. Asherman, 62, director since 2010
Mr. Asherman has been President and Chief Executive Officer of Chicago Bridge & Iron Company (“CB&I”) since 2006. He served as an Executive Vice President and Chief Marketing Officer of CB&I from 2001 to 2006 and Managing Director of Chicago Bridge & Iron Company N.V. (“CB&I N.V.”) from 2002 to 2006. Prior thereto, Mr. Asherman served as the Senior Vice President of Fluor Global Services as well as other executive positions with Fluor Daniel, Inc. and its operating subsidiaries. He has more than 30 years of experience in the engineering and construction industry in a variety of project management, operations management, and sales and marketing roles. Mr. Asherman has handled assignments in Asia Pacific, Europe, and South America. He serves as a director of CB&I, CB&I N.V., and the Fletcher School at Tufts University. Mr. Asherman has been chosen to serve as a director of the Company because of his service as Chief Executive Officer of a multi-national public company, knowledge of international business, and human relations skills.
Gail E. Hamilton, 63, director since 2008
Ms. Hamilton was Executive Vice President of Symantec Corporation, an infrastructure software and services provider, from March 2000 to January 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of OpenText Corporation, Ixia, and Westmoreland Coal Company. In the last five years, Ms. Hamilton has also served as a director of Washington Group International and Surgient, Inc.
Ms. Hamilton has been responsible for designing, manufacturing, and selling electronic systems for over 20 years. While at Symantec, Ms. Hamilton oversaw the operations of the enterprise and consumer business. In that role, she was responsible for budgeting and helped steer the company through an aggressive acquisition strategy. The Board believes Ms. Hamilton’s experience at Symantec, a leading software company, makes her particularly valuable in providing guidance to our Enterprise Computing Solutions business with regard to its direction and strategy.
John N. Hanson, 71, director since 1997
Mr. Hanson has been the non-executive Chairman of the Board of Joy Global Inc., a manufacturer of mining equipment for both underground and surface applications, since February 2007. He was Chairman, Chief Executive Officer, and President of Joy Global Inc. (formerly known as Harnischfeger Industries, Inc.) for more than five years prior thereto. He is Chairman of the American Coal Foundation. Within the past five years, Mr. Hanson also served as a director of the Milwaukee Symphony Orchestra and the Boys & Girls Clubs of Milwaukee.
Immediately upon his appointment in 1999 as Chief Executive Officer of Harnischfeger Industries, Inc., Mr. Hanson provided the required guidance and leadership to bring it through its Chapter 11 bankruptcy reorganization. In so doing, the company became a more efficient, profitable organization. During this process, Mr. Hanson was responsible for leading that company’s direction by developing and implementing a long-term strategy and assessing risks and opportunities. Mr. Hanson has run multiple businesses throughout his career, several of which used distribution as their principal source of products and services. He has served as a director of seven different companies over his career. The Board believes that these skills make Mr. Hanson a valuable member of the Board.
Richard S. Hill, 61, director since 2006
Mr. Hill was Chief Executive Officer and Chairman of the Board of Novellus Systems, Inc., a maker of devices used in the manufacture of advanced integrated circuits, from 2006 until it was acquired by Lam Research Corporation in June 2012. He is currently the Chairman of the Board of Tessera Technologies, Inc. Mr. Hill is also a director of LSI Corporation, Cabot Microelectronics Corporation, and the immediate past chair and current executive committee member of the University of Illinois Foundation. Within the past five years, Mr. Hill served as a director of SemiLEDs Corporation.
Mr. Hill has had a broad base of experience as the Chief Executive Officer of Novellus. In that role, Mr. Hill set the strategy by evaluating market risks to determine the ultimate direction of that company. Novellus was in the business of developing, manufacturing, and selling equipment used in the fabrication of integrated circuits. As a result, Mr. Hill has a thorough understanding of the semiconductor market in which Arrow operates.
M.F. (Fran) Keeth, 66, director since 2004
Mrs. Keeth was Executive Vice President of Royal Dutch Shell plc and Chief Executive Officer and President of Shell Chemicals Limited, a services company responsible for Royal Dutch Shell’s global petrochemical businesses, from January 2005 to December 2006. She served as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and was President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/ShellGroup, from July 2001 to July 2006. Mrs. Keeth also serves as a director of Verizon Communications Inc. and Peabody Energy Corporation.
Mrs. Keeth rose to the level of Chief Executive Officer and President of Shell Chemicals Limited. Her knowledge and expertise helped guide the direction, culture, and operational excellence of Shell. Further, during her career Mrs. Keeth has held a number of senior accounting positions, including Principal Accounting Officer and Controller. As a result of such experience and associated expertise, Mrs. Keeth is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K. In addition to her extensive financial expertise, Mrs. Keeth brings to the Board executive leadership experience as a chief executive officer and a global business perspective from her service as an executive officer of a large multinational company and from her service on other public company boards.
Andrew C. Kerin, 49, director since 2010
Mr. Kerin has been Chief Executive Officer and a director of The Brickman Group, Ltd., since May 23, 2012. Prior to that, he was Executive Vice President, Aramark Corporation and Group President, Global Food, Hospitality and Facility Services, Aramark Corporation from June 2009 until March 9, 2012. He served as Executive Vice President, Aramark Corporation and Group President, North America Food, from 2006 to 2009. In 2004, Mr. Kerin was elected as an executive officer of Aramark Corporation as Senior Vice President and served as President, Aramark Healthcare and Education. Prior thereto, starting in 1995, Mr. Kerin served in a number of management roles within Aramark Corporation. Under his leadership were all of Aramark’s U.S.-based food, hospitality, and facilities businesses including the management of professional services in healthcare institutions, universities, schools, business locations, entertainment and sports venues, correctional facilities, and hospitality venues.
Mr. Kerin serves on the Board of Trustees of Fordham University. The Board believes that Mr. Kerin’s extensive experience in the service industry makes him particularly valuable in providing guidance to the Company as it continues to build its services businesses.

Michael J. Long, 54, director since 2008
Mr. Long was appointed Chief Executive Officer of Arrow in May 2009 and Chairman of the Board effective January 2010. He was appointed President (and currently holds this position) and Chief Operating Officer of Arrow in February 2008. He served as Senior Vice President of the Company from January 2006 to February 2008, and, prior thereto, he served as Vice President of the Company for more than five years. He was appointed President, Arrow Global Components in September 2006. Mr. Long served as President, North America and Asia/Pacific Components from January 2006 until September 2006; President, North America from May 2005 to December 2005; and President and Chief Operating Officer of Arrow Enterprise Computing Solutions from July 1999 to April 2005. Mr. Long also serves as a Director of AmerisourceBergen Corporation.
As a result of his numerous years in leadership roles at the Company and in the distribution industry, Mr. Long understands the competitive nature of the business, has an in-depth knowledge of the Company, a strong management background, and broad executive experience.
Stephen C. Patrick, 63, director since 2003
Mr. Patrick was Vice Chairman of Colgate-Palmolive Company, a global consumer products company, from January 2011 until his retirement in March 2011. Prior thereto, he served as the Chief Financial Officer of Colgate-Palmolive for approximately 14 years. In his more than 25 years at Colgate-Palmolive he has held positions as Vice President, Corporate Controller, and Vice President of Finance for Colgate Latin America. Mr. Patrick also serves as a Senior Adviser to Rothschild North America Inc.
Mr. Patrick’s experience and education make him an expert in financial matters. As the Chief Financial Officer of a successful public company, Mr. Patrick was responsible for assuring that all day-to-day financial transactions were accurately recorded, processed, and reported in all public filings. All of this requires a thorough understanding of finance, treasury, and risk management functions. Mr. Patrick is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K. In addition to his extensive financial expertise, Mr. Patrick brings to the Board executive leadership experience as a chief financial officer of a large multinational company.
DIRECTOR RESIGNATION POLICY
The Board adopted a Director Resignation Policy, which provides that in the event any director nominee does not receive a majority of the votes in an uncontested election in his or her favor, the nominee must tender a letter of resignation to the Board within five days of the certification of the shareholder vote. The Corporate Governance Committee must then consider whether to accept the director’s resignation and make a recommendation to the Board as to acceptance or rejection. The Board will then consider the resignation and, within 90 days following the date of the shareholders’ meeting at which the election occurred, shall publicly disclose its decision. A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation. To receive a majority of votes in an uncontested election means that the number of votes cast “for” a nominee’s election as a director exceeds the number of votes “withheld” for that nominee. The Director Resignation Policy can be found at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com.
THE BOARD AND ITS COMMITTEES
The Board meets in general sessions with the Chairman of the Board presiding, in meetings limited to non-management directors (which are led by the Lead Director), and in various committees. Committee meetings are open to all members of the Board.
Committee memberships and chair assignments are reviewed annually by the Corporate Governance Committee, which makes appointment and chair recommendations to the Board.

The Table below reflects committee memberships for calendar year 2012.

	Audit		Compensation		Corporate Governance
	Jan - May	May - Dec	Jan - May	May - Dec	Jan - May	May - Dec
Barry W. Perry	•	•	•	•
Philip K. Asherman		•	•	•
Daniel W. Duval	•		•
Gail E. Hamilton	•				•	▲
John N. Hanson			▲	▲
Richard S. Hill			•	•	•	•
M.F. (Fran) Keeth	▲	▲
Andrew C. Kerin		•			•	•
Michael J. Long
Stephen C. Patrick	•	•			•	•
John C. Waddell					▲
▲ Chair • Member
Lead Director
In accordance with the Company’s corporate governance guidelines, the Board has determined that Mr. Perry will serve as the Lead Director. The Lead Director chairs Board meetings when the Chairman is not present. He also chairs the sessions of the non-management directors held in connection with each Board meeting. The Lead Director serves as a liaison between the Chairman and the independent non-management directors, and reviews and approves Board agendas and meeting schedules. The Lead Director has the authority to call meetings of the non-management directors.
Chief Executive Officer and Chairman Positions
The Company’s Chief Executive Officer currently serves as Chairman of the Board. In his position as Chief Executive Officer, Mr. Long has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman, he sets the strategic priorities for the Board, presides over its meetings, and communicates its findings and guidance to management. The Board believes that the combination of these two roles is the most appropriate structure for the Company at this time because: (i) this structure provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy; (ii) this structure is important in unifying the Company’s strategy behind a single vision; (iii) our Chief Executive Officer is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks; (iv) this structure has a long-standing history of serving our shareholders well, through many economic cycles, business challenges, and succession of multiple leaders; (v) the Company’s current corporate governance processes, including those set forth in the various Board committee charters and corporate governance guidelines, preserve and foster independent communication amongst non-management directors as well as independent evaluations of and discussions with the Company’s senior management, including the Company’s Chief Executive Officer; and (vi) the role of the Lead Director, which fosters better communication among non-management directors, fortifies the Company’s corporate governance practices making the separation of the positions of Chairman of the Board and Chief Executive Officer unnecessary at this time.

Committees
Each of the committees of the Board operates under a charter, copies of which are available at the “Corporate Governance” link in the investor relations section of the Company’s website, www.arrow.com. As a matter of practice, beginning in May 2009, the Board determined that a director that acts as a Chair for a committee will not serve as a member of any other committee.
The Audit Committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, and internal accounting controls. The Audit Committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent registered public accounting firm. It reviews with the corporate audit department (which reports to the Audit Committee) and management: (i) the scope of the annual corporate audit plan; (ii) the results of the audits carried out by the corporate audit department, including its assessments of the adequacy and effectiveness of disclosure controls and procedures and internal control over financial reporting; and (iii) the sufficiency of the department’s resources. The Board has determined that Mrs. Keeth and Mr. Patrick are qualified as “audit committee financial experts.”
The Compensation Committee is responsible for developing and reviewing Arrow’s executive compensation philosophy. It implements that philosophy through compensation programs and plans designed to further Arrow’s strategy, drive long-term profitable growth, and increase shareholder value. The Compensation Committee reviews and approves the corporate goals and objectives relevant to executive compensation and, subject to review and ratification by the other non-management members of the Board, reviews and approves the base salary, annual cash incentives, performance and stock-based awards, and retirement and other benefits for the Chief Executive Officer (in executive session) and the Company’s other principal executives. In establishing the foregoing, the Compensation Committee reviews the performance of each of the Named Executive Officers and the Company as a whole.
In 2012, the Compensation Committee directly engaged Pearl Meyer & Partners as a consultant to examine and report exclusively to the Compensation Committee on best practices in the alignment of compensation programs for the Chief Executive Officer and other members of senior management with corporate goals by providing competitive benchmarking data, analyses, and recommendations with regard to plan design and target compensation. Pearl Meyer & Partners does not provide any other services to the Company. Pearl Meyer & Partners’ services to the Compensation Committee have not raised any conflicts of interests among the Compensation Committee, the Company, and management.
The Corporate Governance Committee has primary responsibility for developing the corporate governance guidelines for Arrow, to identify and recommend new candidates for nomination to fill existing or expected director vacancies, and for making recommendations with respect to committee assignments and other governance issues. In addition, the Corporate Governance Committee evaluates the performance of individual Board members and determines if each of them should be recommended for re-election to the Board. The committee annually reviews and makes recommendations to the Board regarding the compensation of non-employee directors.
The Corporate Governance Committee will consider shareholder recommendations of nominees for membership on the Board as well as those recommended by current directors, Company officers, employees, and others. Such recommendations may be submitted to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 7459 South Lima Street, Englewood, CO 80112, who will forward them to the Corporate Governance Committee. Possible candidates suggested by shareholders are evaluated by the Corporate Governance Committee in the same manner as other possible candidates.
The Corporate Governance Committee’s initial review of a potential candidate is typically based on any written materials provided to it. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee and, if warranted, the Corporate Governance Committee, the Chairman of the Board and Chief Executive Officer, the Lead Director, and others as appropriate, interview the potential nominees. The Corporate Governance Committee retains the services of a third-party executive recruitment firm to assist its members in the identification and evaluation of potential nominees for the Board.
The Corporate Governance Committee’s expectations as to the specific qualities and skills required for directors including those nominated by shareholders are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com).
Enterprise Risk Management
The role of the Board is to promote the best interests of the Company and its shareholders by overseeing the management of Arrow’s business, assets, and affairs. Management is responsible for the day-to-day analysis and review of the risks facing the Company, including timely identification of risk and risk controls related to significant business activities, and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide regular briefing and information sessions on the significant risks that the Company faces and how the Company seeks to control those risks when appropriate. In some cases, risk oversight in specific areas is the responsibility of a Board committee, such as the Audit Committee’s oversight of issues related to internal controls over financial reporting and regulatory compliance; the Governance Committee’s oversight of the Board’s succession planning and governance; and the Compensation Committee’s oversight of risks related to compensation programs. Arrow’s Chief Executive Officer has the ultimate management authority for enterprise risk management including responsibility for capability development, risk identification and assessment, and for policies, governance, and strategies and actions to address enterprise risk.
Compensation Risk Analysis
The Company believes that its executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following features of the Company’s executive incentive compensation program illustrate this point:

•	Performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•	Annual and long-term incentives provide a defined range of payout opportunities (ranging from 25% to 200% of target for annual cash incentives and 25% to 175% for long-term incentives);

•	Total direct compensation levels are heavily weighted on long-term, equity-based incentive awards that vest over a number of years;

•	Equity incentive awards are granted annually so executives always have unvested awards that could decrease significantly in value if the business is not managed for the long-term;

•
The Company has implemented meaningful executive stock ownership guidelines so that the component of an executive’s personal wealth that is derived from compensation from the Company is significantly tied to the long-term success of the Company; and

•
The Compensation Committee retains discretion to adjust compensation based on the quality of Company and individual performance and adherence to the Company’s ethics and compliance programs, among other things.

Based on the above combination of program features, the Company believes that: (i) its executives are encouraged to manage the Company in a prudent manner; and (ii) its incentive programs are not designed in a manner to encourage senior business leaders to take risks that are inconsistent with the Company’s best interests.
It is the Company’s opinion that the compensation policies and practices for all employees are not reasonably likely to create risks that could have a material adverse effect on the Company. The Company delivers, in the aggregate, most of its compensation in the form of base salary, with smaller portions delivered in the form of cash incentives and long-term incentives. The Company’s cash incentive compensation plans, which represent the primary variable component of compensation, have been designed to drive performance of employees working in management, sales, and sales-related roles. These plans are typically tied to achievement of sales/financial goals that include maximums that prevent “windfall” payouts.
Independence
The Company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent under the guidelines, the Board must determine that the director does not have any direct or indirect material relationships with the Company and that he or she is not involved in any activity or interest that conflicts with or might appear to conflict with his or her fiduciary duties.
To be deemed independent, a director must also meet the independence standards in the New York Stock Exchange listing rules, which the Board has adopted as its standard. The Company has determined that all non-management directors are independent.
In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. In making this determination regarding Mr. Hill, the Board considered that Mr. Hill is an independent director of LSI Corporation, a semiconductor manufacturer (for which the Company is an authorized distributor). In 2012, the Company purchased approximately $96,000,000 of LSI products worldwide, which is 3.8% of LSI’s total sales, and less than 1% of Arrow’s total purchases. The Board determined that this relationship did not impair Mr. Hill’s independence because he is an independent director of LSI, and receives compensation from LSI only in connection with his services as such.
The Board has determined that all of its directors and nominees, other than Mr. Long, satisfy both the New York Stock Exchange’s independence requirements and the Company’s guidelines.
As required by the Company’s corporate governance guidelines and the New York Stock Exchange’s listing rules, all members of the Audit, Compensation, and Corporate Governance Committees are independent, non-management directors and all members of the Audit Committee and Compensation Committee also satisfy additional independence requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a present or former employee of the Company. Additionally, no member of the Compensation Committee is an employee or director of any company where any employee or director of the Company serves on the Compensation Committee that requires disclosure of a Compensation Committee interlock.
Meetings and Attendance
Consistent with the Company’s corporate governance guidelines, it is the practice of the Board for all of its non-management directors to meet separately (without Company management present) following each regularly scheduled Board meeting, with the Lead Director presiding. In 2012, these non-management director meetings totaled five in number.
During 2012, there were eight meetings of the Board, eight meetings of the Audit Committee, five meetings of the Compensation Committee, and four meetings of the Corporate Governance Committee. All of the current directors attended 75% or more of all of the meetings of the Board and the committees on which they served. It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause and all members of the Board did so in 2012 with the exception of Mr. Asherman.

Director Compensation
The independent, non-management members of the Board (that is, all members except Mr. Long) received the following fees in cash, on a pro rata basis:

Annual fee	$80,000
Annual fee for service as committee chair	$10,000
Additional annual fee for service as Compensation or Audit Committee chair	$5,000
In addition to the cash fees, for serving as directors during 2012, each non-employee director received an annual grant of restricted stock units valued at $120,000, based on the fair market value of Arrow common stock on the date of grant. Further, the Lead Director receives another annual award of restricted stock units valued at $30,000 in recognition of the additional responsibilities associated with the position.
Effective May 23, 2013, the additional annual fee for service for the compensation or audit committee chairs will increase from $5,000 to $10,000. Also, the annual grant of restricted stock units for all directors will increase from $120,000 to $130,000.
The following Table shows the total dollar value of compensation received by all non-employee directors in or in respect of 2012.

Non-Employee Director Compensation
Name	Fees Earned ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Barry W. Perry	80,000	150,000	794	230,794
Philip K. Asherman	80,000	120,000	—	200,000
Daniel W. Duval	30,000	120,000	1,803	151,803
Gail E. Hamilton	86,250	120,000	3,136	209,386
John N. Hanson	95,000	120,000	5,310	220,310
Richard S. Hill	80,000	120,000	8,459	208,459
M.F. (Fran) Keeth	95,000	120,000	—	215,000
Andrew C. Kerin	80,000	120,000	294	200,294
Stephen C. Patrick	80,000	120,000	—	200,000
John C. Waddell	83,750	120,000	—	203,750

(1)
Amounts shown under the heading “Stock Awards” reflect the grant date fair values of the restricted stock units granted to each director during 2012 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

The Company no longer uses stock options as a part of the compensation of non-management directors. The following Table reflects the number of unexercised options held by each non-management director as of December 31, 2012. Because the restricted stock unit grants are fully vested, they are not shown on this Table. The dollar values of the 2012 restricted stock unit grants are shown under the heading “Stock Awards” on the Table above.

Outstanding Equity Awards at Fiscal Year-End
Option Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date (2)
Barry W. Perry	—	—	—
Philip K. Asherman	—	—	—
Gail E. Hamilton	—	—	—
John N. Hanson	4,000	16.51	5/23/2013
Richard S. Hill	—	—	—
M.F. (Fran) Keeth	—	—	—
Andrew C. Kerin	—	—	—
Stephen C. Patrick	15,000	17.27	7/16/2013
John C. Waddell	—	—	—

(1)	This column shows the number of shares underlying outstanding stock options for each stock option grant to each non-employee director.

(2)
These columns reflect the exercise price and expiration date, respectively, for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards vested in two equal amounts on the first and second anniversaries of the grant date and have an exercise price equal to the closing market price of the common stock on the grant date.

Under the terms of the Non-Employee Director Deferred Compensation Plan, non-employee directors may defer the payment of all or a portion of their annual retainers until the end of their service on the Board. Unless a different amount is chosen by the director, 50% of the director’s annual retainer fee is automatically deferred and converted to units of Arrow common stock. Other amounts that are deferred may be invested for the benefit of the director, or should a director so choose, be converted into the stock units. The units held by each director are included under the heading “Common Stock Units” in the Shares of Common Stock Beneficially Owned Table. The amounts deferred by each director for 2012, to the extent there are any, are included under the heading “Fees Earned” on the Non-Employee Director Compensation Table. For deferrals made prior to 2008 and those made during 2009, the deferral will be paid upon termination of Board service. For deferrals during 2008, payments will be made thirty days after the director’s service ends for those 72 or older at the time of resignation, and for those less than 72, one year after termination of service on the Board. For deferrals during 2010 and later, payment will be made on the one-year anniversary after termination of service.
Stock Ownership by Directors
The Board recognizes that stock ownership by its directors may strengthen their commitment to the long-term future of the Company and further align their interests with those of the shareholders generally. As a result, the corporate governance guidelines specifically state that directors are expected over time to own beneficial shares of the Company’s common stock having a value of at least three times their annual retainer (including shares owned outright and restricted stock units and common stock units in a deferred compensation account). All directors are in compliance with this requirement.

AUDIT COMMITTEE REPORT
The Audit Committee represents and assists the Board by overseeing the Company’s financial statements and internal controls; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s corporate audit function and of its independent registered public accounting firm.

The Audit Committee currently consists of five directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that Mrs. Keeth and Mr. Patrick are “audit committee financial experts” as defined by the SEC.
Company management has the primary responsibility for the preparation of the financial statements and for the reporting process, including the establishment and maintenance of Arrow’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q, and the 2012 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as the independent registered public accounting firm is required to review with the Audit Committee under the standards promulgated by the Public Company Accounting Oversight Board. Also discussed with both management and the Company’s independent registered public accounting firm were the design and efficacy of the Company’s internal control over financial reporting.
In addition, the Audit Committee received from and discussed with representatives of the Company’s independent registered public accounting firm the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence) and considered the compatibility of non-audit services rendered to Arrow with the independence of the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee also discussed with the independent registered public accounting firm and Arrow’s corporate audit group the overall scope and plans for their respective audits. The Audit Committee periodically met with the independent registered public accounting firm, with and without management present, to discuss the results of their work, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.
M.F. (Fran) Keeth, Chair
Philip K. Asherman
Andrew C. Kerin
Stephen C. Patrick
Barry W. Perry
PRINCIPAL ACCOUNTING FIRM FEES
The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for auditing the annual financial statements and the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and related regulations included in the Annual Report on Form 10-K, the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, and consultations on certain accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the Table below.

Also set forth for the last two fiscal years are “audit-related” fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax fees relate to assistance in tax return preparation and tax audits, and tax interpretation and compliance, in various tax jurisdictions around the world. Ernst & Young LLP did not provide any services to the Company related to financial information systems design or implementation, or provide any personal tax work or other services for any of the Company’s executive officers or members of the Board.

	2012	2011
Audit Fees	$6,938,083	$6,526,936
Audit-Related Fees	449,302	576,313
Tax Return and Compliance Fees	281,019	298,034
Other Tax Related Fees	459,200	994,564
Total	$8,127,604	$8,395,847
The amounts in the Table above do not include fees charged by Ernst & Young LLP to Marubun/Arrow, a joint venture between the Company and the Marubun Corporation. Audit-related fees for Marubun/Arrow totaled $287,052 in 2012. Audit-related and tax-related fees for Marubun/Arrow totaled $275,602 and $2,041, respectively, in 2011.
Consistent with the Audit Committee charter, audit, audit-related, tax return and compliance, and other tax related services were approved by the Audit Committee, or by a designated member thereof. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
Shareholders are asked to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Arrow expects that representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and that they will be available to answer appropriate inquiries raised at the Annual Meeting.

The Board recommends that the shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP.
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors has decided that the Company will hold an advisory “say-on-pay” vote each year in connection with its Annual Meeting of Shareholders, until the next vote on the frequency of shareholder votes on the compensation of executives or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the shareholders. The next required advisory vote on the frequency will occur no later than 2017.
Shareholders have an opportunity to cast an advisory vote on compensation of the Named Executive Officers. This proposal, commonly known as “say-on-pay,” gives shareholders the opportunity to approve, reject, or abstain from voting with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.
The Company is requesting shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement. Proposal 3 requires the affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders. For purposes of determining the number of votes cast with respect to this Proposal 3, only those votes cast “FOR” or “AGAINST” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders. As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on the Company. The Compensation Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Company asks that you review in detail the disclosure contained in this Proxy Statement regarding compensation of the Company’s Named Executive Officers (including the Company’s Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany such compensation tables) and indicate your support for the compensation of the Company’s Named Executive Officers that are described in this Proxy Statement.
The Board recommends that the shareholders vote “FOR” the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures).
Based on the foregoing, and as a matter of good corporate governance, the Board is asking shareholders to approve the following advisory resolution at the 2013 Annual Meeting:
“RESOLVED that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes, and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.”
REPORT OF THE COMPENSATION COMMITTEE
The substantive discussion of the material elements of all of the Company’s executive compensation programs and the determinations by the Compensation Committee with respect to compensation and executive performance for 2012 are contained in the Compensation Discussion and Analysis that follows below. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management representatives responsible for its preparation and the Compensation Committee’s compensation consultants. In reliance on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the definitive Proxy Statement on Schedule 14A for Arrow’s 2013 Annual Meeting of Shareholders for filing with the SEC and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
John N. Hanson, Chair
Philip K. Asherman
Richard S. Hill
Barry W. Perry

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction
The Company’s philosophy regarding executive compensation is to reward its executives for their contribution to the Company’s performance and shareholder value by tying a significant portion of their total compensation directly to the Company’s short- and long-term performance. The elements of the executives’ total compensation are base salary, annual cash incentive awards, long-term incentive awards, and retirement and other employee benefits. The Company designed a compensation program that makes a substantial percentage of executive pay variable, subject to increase when Company performance exceeds targeted levels and reduction when Company performance targets are not achieved.
Say-On-Pay Feedback from Shareholders
In 2012, the executive compensation program was submitted to an advisory vote of the shareholders and it received the support of approximately 92% of the total votes cast at the Annual Meeting of Shareholders. While the Compensation Committee had already approved the executive compensation program for 2012 by the time of the say-on-pay vote in May 2012, the Compensation Committee has and will continue to carefully consider any shareholder feedback in its executive compensation decisions and will hold a say-on-pay vote annually. Based on the high level of approval received from shareholders and the Compensation Committee's determination that existing programs were operating properly, Arrow made no significant changes to its executive compensation programs in 2012.
Pay-for-Performance
A significant portion of the total compensation of the Named Executive Officers is directly linked to Company performance in the form of incentive awards of cash and equity. The Company believes this provides its executives an opportunity to earn above average compensation if the Company delivers superior results. In fiscal 2012, 78% of the Named Executive Officers’ target compensation was variable and tied to corporate performance, measured by earnings per share (“EPS”), market share, return on invested capital, stock performance, and team goals.
Equity awards. One way the Company links pay and performance is to grant a significant amount of the Named Executive Officers’ compensation in the form of equity awards, the primary value of which is directly tied to the Company’s stock price performance. In 2012, 56% of the target compensation of the Named Executive Officers was in the form of equity.
Annual cash incentive awards. The Company also links a significant portion of the Named Executive Officers’ annual cash incentive compensation to Company performance, measured mainly by EPS and, to a lesser extent, achievement of team goals. This provides the Company with the flexibility of using a variable expense structure, which varies cash incentive compensation based on actual performance against annual expectations. In 2012, 70% of the Named Executive Officers' annual cash incentive compensation was tied to EPS.
Compensation Program Highlights
For fiscal 2012, the Company believes its compensation programs delivered payments commensurate with its performance. Below are the highlights of the executive compensation program:

•
Elements of the Compensation Program. The Company has designed the executive compensation program to be largely performance-based. As further described in “Elements of Total Compensation,” the Named Executive Officers’ compensation consists primarily of base salary, short-term cash incentive awards, and long-term equity incentive awards.

◦	Base Salary. In fiscal 2012, there were modest salary increases (less than 3%) for Messrs. Bryant and Kong. Mr. Reilly received a salary increase of 13.0%. Mr. Long received a salary increase of

11.1%. These increases were intended to keep salaries competitive and consistent with the Company’s compensation philosophy.

◦
Annual Cash Incentive Awards. EPS, supplier market share expansion, and team goals are the key metrics for the Named Executive Officers’ annual cash incentive awards. For 2012, the Company’s performance with respect to EPS, supplier market share expansion, and team goals was 80.1%, 135.0%, and 100.0%, respectively, and therefore resulted in the payment of annual cash incentive awards below target levels for the Named Executive Officers.

◦
Long-Term Incentive Plan (“LTIP”). Long-term incentive compensation continues to make up the majority of compensation for each of the Named Executive Officers and is comprised primarily of equity awards which have value that is closely linked to the Company’s EPS growth relative to its peers. In 2012, the Named Executive Officers were awarded long-term incentives in a mixture of 50% performance stock units, 25% restricted stock units, and 25% stock options.

•	Pay and Governance Practices. The Company uses pay practices that are consistent with a pay-for-performance compensation philosophy and follows good governance practices:

◦	The Company does not provide extensive perquisites to executives or provide tax gross-ups.

◦	There are no guaranteed salary increases or discretionary bonuses and the Company has stock ownership guidelines for its Named Executive Officers.

◦	The Company analyzes the impact of risk in its compensation program to ascertain that it does not encourage excessive risk-taking on the part of senior executives.

◦	Any benefits accruing as a result of a change in control are double trigger, requiring both a change of control and termination of employment, and no 280G gross-ups are provided.

◦
While the Named Executive Officers participate in a Supplemental Executive Retirement Program (“SERP”), such program is part of a legacy plan that has been in existence since 1990. This plan covers a very limited number of executives and is intended to strengthen retention.

2012 Results
In light of the Company’s financial performance in 2012, the Compensation Committee awarded cash incentives to the Named Executive Officers in alignment with the achieved performance.

•	The Named Executive Officers attained an achievement percentage of 80.1% with respect to their Arrow EPS metric, which accounts for 70% of their annual cash incentive;

•	They attained an achievement percentage of 135.0% with respect to their Supplier Market Share Expansion, which accounts for 15% of their annual cash incentive; and

•	With respect to team goals, the Named Executive Officers attained 100.0%. This accounts for 15% of their annual cash incentive.
The details of the foregoing are described under the heading “Annual Cash Incentives.”
Overview and Philosophy
As a large, global provider of technology solutions operating in a highly competitive market, the Company views its people as critical assets and a key driver of its success. The Company’s executive compensation program, under the direction of the Compensation Committee, is designed to motivate, attract, and retain talented executives who are capable of successfully leading the Company’s complex global operations and creating long-term shareholder value. The program is structured to support Arrow’s strategic goals and reinforce high performance with a clear emphasis on accountability and performance-based pay for achievement of stated goals. Following is a detailed discussion of the Company’s executive compensation program and how it is applied to the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.

Executive Compensation Objectives
Arrow’s executive compensation program is designed to:

•	Drive performance in support of the business strategy;

•	Attract and retain strong talent;

•	Vary pay based on Company and individual performance; and

•	Align the interests of executives with those of long-term shareholders.
The use of compensation to drive and reward performance is reflected in Arrow’s emphasis on performance-based compensation, while the importance of alignment with shareholder interests in long-term value creation is reflected in the equity-based components of the total compensation mix. Arrow’s pay-for-performance focus is evident in the substantially greater weight given to performance-based compensation versus fixed compensation.
Total Compensation Process
The Compensation Committee reviews the target total compensation of the Named Executive Officers, including base salaries, target annual cash incentives, target long-term incentives, severance arrangements, and all other benefits and perquisites to ensure that all of its elements are appropriate based on historical practices, market conditions, competitive benchmarking data, and the furtherance of the Company’s strategic objectives. The Compensation Committee also reviews the historical detail of each executive’s prior year compensation and performance.
The Compensation Committee considers performance reviews prepared by the Chief Executive Officer for his direct reports and conducts its own performance review of the Chief Executive Officer. The Compensation Committee reviews the Company’s performance on the metrics relevant to the execution of its strategy and evaluates the Chief Executive Officer’s performance in light of that execution. For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee’s review includes input provided to the Compensation Committee by the Chief Executive Officer, but all decisions regarding Named Executive Officer pay are ultimately made by the Compensation Committee.
Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, the General Counsel, the Vice President of Legal Affairs (who also serves as secretary of the meetings), the Senior Vice President of Global Human Resources, the Chief Financial Officer, and the Vice President Global Total Rewards & HR Services. Each of the management attendees provides the Compensation Committee with his or her specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during the Compensation Committee’s deliberations regarding their compensation, but the Company's independent compensation consultant, Pearl Meyer & Partners, participates in those discussions.
Additionally, Pearl Meyer & Partners provides the Compensation Committee with competitive data regarding market compensation levels at the 25th, 50th, and 75th percentiles for total compensation and for each major element of pay. The Compensation Committee also considers the compensation of other Company executives, levels of responsibility, prior experience, breadth of knowledge, and job performance in reviewing target total compensation levels.
Competitive Benchmarking and Use of Consultants
The Compensation Committee has selected and engaged Pearl Meyer & Partners as its independent compensation consultant to provide it with expertise on various compensation matters, including competitive practices, market trends, and specific program design. Pearl Meyer & Partners reports directly to the Compensation Committee and does not provide any other services to the Company or its management. Pearl Meyer & Partners’ services to the Compensation Committee have not raised any conflicts of interests between the Compensation Committee, the Company, and management.

To ensure that executive compensation plans and levels are appropriate and competitive, the Compensation Committee reviews analyses on peer company practices at various times throughout the year. Information on total compensation levels is considered in the context of peer performance analyses in order to effectively link compensation to absolute and relative performance. Through this process, and with input from its independent compensation consultants and management, the Compensation Committee determines appropriate benchmarking targets each year. The Compensation Committee concluded that generally targeting total direct compensation (the sum of base salary, annual cash incentives, and long-term incentives) at the market 50th percentile is appropriate. For the purpose of Arrow’s annual competitive benchmarking study, market data consists of an equal blending of data from industry/size relevant executive compensation surveys and the Company’s peer group. Pearl Meyer & Partners used several surveys to benchmark pay levels in 2012: 2012 Mercer U.S. Top Executive Survey; 2011/2012 Towers Watson Top Management Survey; and 2012 Pearl Meyer & Partners CHiPs Executive & Senior Management Total Compensation Survey.
The Compensation Committee evaluates the appropriateness of each Named Executive Officer’s compensation as positioned against the market 50th percentile based on factors that include Company and business unit performance, job scope, and individual performance. To the extent the Compensation Committee deems that the compensation level associated with a Named Executive Officer’s position versus the market is not aligned with the relevant factors, the Compensation Committee may choose to modify one or more of the compensation components.
The Compensation Committee, with input from its independent compensation consultant, annually reviews and approves the peer companies used for benchmarking to ensure they continue to meet its objectives. For 2012, the Compensation Committee reviewed analyses of compensation paid by companies in the Company’s peer group from a benchmark study prepared by Pearl Meyer & Partners. At the Compensation Committee’s request, Pearl Meyer & Partners conducted a comprehensive review of the peer group used in 2011, and no changes were made.
The peer group companies reflect a combination of direct and broader industry peers. The companies used for 2012 compensation benchmarking consisted of the following (“Peer Group”):

●	Anixter International Inc.	●	Ingram Micro Inc.
●	Avnet, Inc.	●	Jabil Circuit, Inc.
●	Celestica Inc.	●	Tech Data Corporation
●	Flextronics International Ltd.	●	WESCO International, Inc.
The Compensation Committee also reviews other benchmarking data from time to time. This data can cover a variety of areas such as equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies, severance practices, equity burn rates, and any other market data the Compensation Committee needs to consider when evaluating the Company’s executive compensation program.
Elements of Total Compensation
The following summarizes the compensation elements used to reward, motivate, and retain Arrow’s executives.
Base Salary
To attract the necessary executive talent and maintain a stable executive team, the Compensation Committee generally targets executive officer base salaries for seasoned executives at approximately the 50th percentile paid for comparable jobs at similar companies. The 50th percentile includes data from Arrow’s Peer Group and from compensation surveys used to develop competitive pay data. Decisions regarding base salaries are made annually based on a number of factors, including:

•	Individual performance;

•	Company or business unit performance;

•	Job responsibilities;

•	Relevant benchmarking data; and

•	Internal budget guidelines.
For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee, in consultation with its independent compensation consultant, reviews the base salary recommendations provided by the Chief Executive Officer. The Compensation Committee then makes a final determination of base salaries for the Named Executive Officers. The Chief Executive Officer’s base salary is determined by the Compensation Committee in executive session based on its evaluation of his individual performance, the Company’s performance, and relevant benchmark data. Additionally, as discussed under the heading “Employment Agreements,” during 2012, each of the Named Executive Officers, including the Chief Executive Officer, had an employment agreement, which provided for a minimum base salary.
The Compensation Committee met in February 2012 to conduct its annual review of base salaries for Arrow’s Named Executive Officers. The Compensation Committee awarded an 11.1% base salary increase to Mr. Long in recognition of his successful guidance and implementation of the Company's strategy and to keep his salary compensation in line with the 50th percentile of the market. The Compensation Committee awarded a 13.0% base salary increase to Mr. Reilly both in recognition of his performance as Chief Financial Officer and in his leadership in the expansion of the electronic asset disposition part of the Company's business. In recognition of their performance and to keep their salaries in line with market rate, the base salaries were increased for Messrs. Kong and Bryant by 2.9% and 2.2%, respectively. Base salary for Mr. Brown was not changed.
Performance-Based Compensation
Annual performance-based cash incentives and equity-based long-term incentives play a significant role in executives’ overall compensation at Arrow. They are essential to linking pay to performance, aligning compensation with organizational strategies and financial goals, and rewarding executives for the creation of shareholder value. All of the Named Executive Officers participate in each of the programs discussed below.
The following chart reflects the weighted average distribution of the elements of the Named Executive Officers’ target compensation as a group, based on grant date values. The chart shows that, excluding SERP accumulations, 78% of the Company’s Named Executive Officers’ target compensation was performance-based, including 56% delivered in the form of Arrow equity. Tying pay to the Company’s performance reflects the Compensation Committee’s emphasis on “at-risk” compensation and accountability in support of the Company’s strategic initiatives. The Compensation Committee has weighted the pay components to establish a total compensation package that effectively motivates the Company’s leaders to drive superior performance in a manner that benefits the interests of shareholders but does not encourage excessive risk taking. Each form of performance-based compensation is discussed below.

Named Executive Officers
2012 Target Total Compensation Distribution

Annual Cash Incentives
Arrow’s annual cash incentives are designed to reward individuals for performance against pre-established targets that are set by the Compensation Committee at the beginning of the year. Each of the Company’s Named Executive Officers is assigned an annual cash incentive target. Annual cash incentive targets are established based on market compensation analysis within the context of targeting total direct compensation at the 50th percentile.
In order to provide consistency among management levels, the annual cash incentive for each of the Named Executive Officers follows the structure of the Company’s Management Incentive Compensation Plan (“MICP”). The MICP is based on a combination of financial and non-financial goals, which are weighted 70% and 30%, respectively for executives of the Company. Of the 70% financial component, executives will earn 0% on this portion if performance falls below the pre-established threshold and can earn up to 200% on this portion for performance at or above the maximum levels. For 2012, the financial component was comprised of one performance metric, EPS, for all Named Executive Officers. The Compensation Committee selected EPS to reinforce the Company’s overall profit objectives, based on the rationale that EPS is a primary driver of shareholder value.
Executives can also earn between 0% and 200% of the 30% non-financial component of MICP based on the Compensation Committee’s evaluation of each individual’s performance against his pre-established non-financial goals. The non-financial goals may be strategic or tactical, but all are designed to be specific and measurable and to further the objectives of the Company. For 2012, the non-financial component of MICP was based on market share expansion and goals focused on: (i) the successful expansion of the Company's passive, electro-mechanical, and connector business; (ii) successful on-budget regional implementation of a new inventory management system; (iii) development of executive talent; and (iv) expansion of the Company's data center offerings.

The 2012 annual cash incentive metrics and results against those metrics for the Named Executive Officers are set forth in the following Table:

Performance Metric	Performance Range	Achievement Percentage	Weighting	Weighted Achievement %
Arrow Earnings Per Share	$3.60 - $6.00**	80.1%	70%	56.1%
Arrow Profitable Supplier Market Share Expansion	0%-2.0%	135.0%	15%	20.3%
Team Goals and, if applicable, Individual Performance Goals	0%-200%	100.0%	15%	15.0%
Total	—	—	100%	91.3%

**
Achievement of each performance metric at the midpoint of the performance range would result in a payout of 100% of the target opportunity for such metric and all other payments are interpolated based on the applicable performance range. For example, with respect to the EPS metric, if EPS equals $4.80, the resulting payout would be 100% of the target opportunity and achievement below $3.60 or above $6.00 would result in payouts of 0% or 200% of the target opportunity, respectively, on that performance metric.

For Mr. Long, the Compensation Committee applied the same basic methodology described above, including the same 70% financial component based on the above EPS performance range, and as stated in the table above he attained 80.1% achievement on his financial goal.  The Compensation Committee tied the 30% non-financial component for Mr. Long's annual cash incentive to individual contributions made relative to strategic business imperatives of the organization.  Based on the Compensation Committee's assessment of Mr. Long's successful performance on his non-financial objectives, it awarded him 135.0% on his supplier market share expansion goal and 106.6% on his other individual performance and team goals.  This resulted in a total weighted achievement percentage of 92.3% for Mr. Long.  In the exercise of its negative discretion, the Compensation Committee awarded an annual cash incentive of $1,200,000 to Mr. Long.  The performance goals details under Section 162(m) requirements are discussed under the heading “Tax and Accounting Considerations.”

Long-Term Incentives
The Company’s LTIP is designed to promote a balanced focus on driving performance, retaining talent, and aligning the interests of the Company’s executives (including the Named Executive Officers) with those of its shareholders. Under the LTIP structure described below, awards are expressed in dollars and normally granted annually. The program includes a mix of performance stock units, restricted stock units, and stock options. The following is an overview of the long-term incentive program components.

LONG-TERM INCENTIVE PLAN STRUCTURE FOR 2012 GRANTS
Equity-Based Long-Term Instrument	Target Weighting as a % of Long-Term Award	Purpose	Award Terms
Performance Stock Units (“PSUs”)	50%
Rewards for three-year EPS growth relative to eight Arrow peer companies, as adjusted for Arrow’s three-year return on invested capital in excess of weighted average cost of capital

Align long-term interests with those of shareholders

Further supports pay for performance — awards earned are directly related to relative performance

The number of PSUs earned (from 0% to 175% of target number of PSUs granted) are based on the Company’s performance over a three-year period

Vesting is contingent upon the Company achieving 2012 net income, as adjusted, greater than zero

PSUs are paid out in shares of Arrow stock at the end of the three-year vesting term

Restricted Stock Units (“RSUs”)	25%	Align long-term interests with those of shareholders Award value is directly related to the performance of the Company’s stock Aids in the retention of our Named Executive Officers
Vest in four equal annual installments beginning on first anniversary of grant. Vesting is contingent upon the Company achieving 2012 net income, as adjusted, greater than zero

RSU’s are paid out in shares of Arrow stock when vested

Stock Options	25%	Rewards for stock price appreciation	Vest in four equal annual installments beginning on first anniversary of grant Exercise price is equal to 100% of closing price on grant date Options expire ten years from grant date

The Compensation Committee makes LTIP award decisions for executives based on input from the Chief Executive Officer (other than for himself), prior grant history, the Compensation Committee’s own assessment of each executive’s contribution, potential contribution, performance during the prior year, peer compensation benchmarking analysis, and the long-term incentive award practices of the Peer Group discussed above. The target LTIP award level is set based on the median of the benchmark data gathered and adjusted by the Committee's assessment of each executive on the elements described above.
The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of the factors discussed above to determine his annual long-term incentive award. That award and those for the other Named Executive Officers for 2012 are set forth below. For more detail, including the expense to the Company associated with each grant, see the Grants of Plan-Based Awards Table.
It is the practice of the Compensation Committee to make annual equity grants at the first regularly scheduled Board meeting of the calendar year. Hiring and promotion grants are made at the next regularly scheduled meeting of the Board that follows such an event, and in instances where retention awards are advisable, grants are made at the appropriate meeting. All stock option grants are made with exercise prices equal to the value of the Company stock on the grant date to ensure participants derive value only as shareholders realize corresponding gains over an extended time period. None of the options granted by the Company, as discussed throughout this Proxy Statement, have been repriced, replaced, or modified in any way since the time of the original grant. The Company’s burn rate of 1.56% of weighted average basic common shares outstanding reflects its active management of equity shares used under its long-term incentive plan.

2012 LTIP Awards. The 2012 long-term incentive awards for the Named Executive Officers were granted on February 21, 2012 and are listed in the following Table.

	Performance Stock Units Awarded	Restricted Stock Units Awarded	Stock Options Awarded
Michael J. Long	47,322	23,662	62,424
Paul J. Reilly	19,925	9,963	26,284
Peter S. Brown	10,273	5,137	13,553
Peter T. Kong	13,698	6,850	18,071
Andrew S. Bryant	11,830	5,916	15,606
Performance Stock Units (PSUs). The 2012 PSU awards, representing 50% of the total LTIP award value, are tied to Arrow’s three-year EPS growth as compared to the EPS growth of Arrow’s Peer Group and adjusted for Arrow’s three-year average return on invested capital (“ROIC”) in excess of its three-year weighted average cost of capital (“WACC”). The Compensation Committee chose EPS and ROIC as performance metrics in order to reward participants for successfully balancing profit maximization and the efficient use of capital, both key drivers in creating shareholder value. Provided the Company achieves a net income, as adjusted, of greater than zero, participants may earn from 0% to 175% of their targeted PSUs based on the matrix below, subject to the individual’s continued employment through the applicable vesting date.

3-Year ROIC-WACC	PAYOUT AS % OF TARGET
3.0% or more	0%	35%	75%	105%	115%	125%	135%	155%	175%
2.0% to 2.9%	0%	30%	70%	100%	110%	120%	130%	150%	170%
0.6% to 1.9%	0%	25%	65%	95%	105%	115%	125%	145%	165%
0.5% to -0.5%	0%	0%	60%	90%	100%	110%	120%	140%	160%
-0.6% to -1.9%	0%	0%	55%	85%	95%	105%	115%	135%	155%
-2.0% to -2.9%	0%	0%	50%	80%	90%	100%	110%	130%	150%
-3.0% or less	0%	0%	45%	75%	85%	95%	105%	125%	145%

	9	8	7	6	5	4	3	2	1
	3-Year EPS % Change Ranking vs. Peer Companies

PSU grants made since 2010 have used this same three-year period, matrix, and peer group to determine payout levels. For the PSUs granted in 2010, the performance period was completed at the end of calendar 2012, with the payout level approved by the Compensation Committee in February 2013 based on the three-year (2010-2012) results. The Company's EPS growth was ranked 3rd among the group of peer companies. The Company's average return on invested capital exceeded its weighted average cost of capital by 5.3% during the same period. Based on these results, the Compensation Committee approved the PSUs granted in 2010 to vest in February 2013 at 135% of the target levels.

Restricted Stock Units (RSUs). Grants of RSUs represent 25% of the LTIP value for the Named Executive Officers and vest in 25% increments on each of the first four anniversaries of the date of grant contingent upon the Company achieving net income, as adjusted, greater than zero and subject to the individual’s continued employment through the applicable vesting date. RSUs are intended to provide the Named Executive Officers with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant share price volatility.

Stock Options. Stock option grants also represent 25% of the LTIP value and vest in 25% increments on each of the first four anniversaries of the date of grant, subject to the individual’s continued employment through the applicable vesting date. The Company grants stock options to provide Named Executive Officers with a strong incentive to drive long-term stock appreciation for the benefit of the Company’s shareholders. Each stock option allows the holder to acquire shares of the Company at a fixed exercise price (stock closing price on grant date) over a ten-year term, providing value only to the extent that the Company’s share price appreciates over that period.
Retirement Programs and Other Benefits
In keeping with its total compensation philosophy and in light of the need to provide a total compensation and benefit package that is competitive within the industry, the Compensation Committee believes that the retirement and other benefit programs discussed below are critical elements of the compensation package made available to the Company’s executives.
Qualified Plans
The Named Executive Officers participate in the Arrow Electronics Savings Plan ("401(k) Plan") and the ESOP, qualified plans available to all of Arrow’s U.S. employees. Company contributions to these plans on behalf of the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the headings “ESOP” and “401(k) Company Contribution” on the All Other Compensation Detail Table. Effective December 31, 2012, the ESOP was frozen to new participants and no further contributions will be made by the Company on behalf of participants in the plan. In lieu of contributions to the ESOP, the Company intends to consider annually a discretionary contribution to the 401(k) Plan, subject to Compensation Committee approval, commencing in 2013. The account balances of participants in the ESOP became fully vested as of December 31, 2012.
Supplemental Executive Retirement Plan
The Company maintains the Arrow Electronics, Inc. Supplemental Executive Retirement Plan ("SERP"), a non-qualified, unfunded retirement plan in which, as of December 31, 2012, ten current executives selected by the Board participate. All of the Named Executive Officers participate in the SERP, the details of which are discussed under the heading “SERP”.
Management Insurance Program
All of the Named Executive Officers participate in Arrow’s Management Insurance Program. In the event of the death of the executive, the Company provides a life insurance benefit (after tax) to the executive’s named beneficiary equal to four times the executive’s annual target cash compensation. The benefit ends with separation of service.
Current death benefits for each executive are set forth on the Potential Payouts Upon Termination Table. Premiums paid by the Company on behalf of each executive are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the heading “Management Insurance Plan” on the All Other Compensation Detail Table.
Employment and Change of Control Agreements
Employment agreements for senior management have traditionally been used by the Company to establish key elements of the agreement between the Company and the executive, including the promised minimum periods of employment and the fundamental elements of compensation, as well as the individual arrangements which differ from the Company's standard plans and programs. The agreements have also facilitated the creation of covenants, such as those prohibiting post-employment competition or hiring of Company employees by executives or limitations on the reasons for which an executive may be terminated without compensation, which would not otherwise be part of the employment relationship.
Arrow entered into employment and change of control agreements with each of the Named Executive Officers which are discussed in the section entitled “Agreements and Potential Payments upon Termination or Change of Control.” Also detailed in that section are the potential payouts for each of the officers under the variety of potential termination scenarios covered by the agreements. Those potential payouts were part of the compensation arrangements reviewed by the Compensation Committee for the Named Executive

Officers in 2012. None of the employment agreements or change of control agreements include tax gross-up provisions of any kind.
During 2012, the Compensation Committee and Company management worked with outside legal counsel to draft a common policy for severance and a replacement change of control agreement (called an executive change in control retention agreement) for its executives, with the intent of following recent market practice and obviating the need for employment agreements. The new severance policy and executive change in control retention agreements were approved by the Compensation Committee and were effective as of April 1, 2013. They provide aggregate post-termination benefit levels substantially similar to those currently provided by the individual agreements while ensuring consistent terms and conditions for all of the executives. As a result of the foregoing, the company provided notices to all Named Executive Officers that the company would not be renewing their employment and change in control agreements. Those notices stated that the employment agreements will terminate on January 1, 2014, and the change in control agreements will terminate on June 1, 2013. The affected Named Executive Officers have been requested by the Company to terminate their employment and change in control agreements prior to the dates described above. In consideration for agreeing to do so, the Company will agree not to modify or amend certain terms of the severance policy with regard to each such Named Executive Officer and will provide severance benefits upon termination for “good reason” at a benefit level substantially similar to those previously provided under such Named Executive Officer's employment agreement. The new severance policy and executive change in control retention agreements are also discussed in the "Non-renewal of Employment and Change of Control Agreements" section below.
Stock Ownership Requirements
The Compensation Committee recognizes the importance of equity ownership by delivering a significant portion of the executives’ total compensation in the form of equity. To further align the interests of the Company’s executives with those of shareholders, the Company requires its executives to hold specified amounts of Arrow stock. The Named Executive Officers are required to hold Arrow equity valued at a multiple of three times their base salaries, except the Chief Executive Officer, who must hold five times his base salary. Until specified levels of ownership are achieved, the Named Executive Officers are required to retain an amount equal to 50% of the net shares acquired through vesting of restricted shares/units, performance shares/units, and shares received as a result of the exercise of stock options.
Shares that count toward satisfaction of the stock ownership requirements include:

•	Shares owned directly and indirectly;

•	Shares owned by the executive in the ESOP plan;

•	Performance shares/units (after any performance conditions have been satisfied);

•	Unvested restricted shares/units (after any performance conditions have been satisfied); and

•	The "in-the-money" value of vested stock options.
Arrow does not maintain stock option and restricted share holding periods since the Company believes the current stock ownership requirements require executives to hold a meaningful amount of Arrow stock.
Tax and Accounting Considerations
A variety of tax and accounting considerations influence the Compensation Committee’s development and implementation of the Company’s compensation and benefit plans. Among them are Section 162(m) of the Internal Revenue Code, which limits to $1 million the amount of non-performance-based compensation that Arrow may deduct in any calendar year for its Chief Executive Officer and Named Executive Officers other than the Chief Financial Officer. Compensation that meets the regulatory definition of “performance-based” is not subject to this limit.
The Company’s incentive awards described above that were awarded to the Named Executive Officers are designed to meet these requirements so that Arrow can continue to deduct the related expenses. As required, shareholders have approved the basis for performance goals for awards made to Named Executive Officers.

•
The annual cash incentive plan included a maximum award based on a formula approved by the Compensation Committee to comply with the regulations of Section 162(m). The formula is based on a net income above a pre-established target level and sales divided by net working capital. Once this maximum annual cash incentive amount is determined, the Compensation Committee may exercise negative discretion to reduce the amounts to be paid to Named Executive Officers based on the methodology described above.

•
PSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company achieve: 1) an annual net income, as adjusted, greater than zero; and 2) a three-year EPS growth as compared to the EPS growth of Arrow’s Peer Group and is adjusted for Arrow’s three-year average return on invested capital in excess of its three-year weighted average cost of capital. The Compensation Committee may exercise negative discretion to reduce the amount of the award.

•
RSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company achieve an annual net income, as adjusted, greater than zero (in the grant year) or the award would be canceled.

•
Stock Options awarded to the Named Executive Officers were granted with an exercise price equal to the closing market price of the common stock on the grant date, such that all value realized by the Named Executive Officers upon exercise would be based on share appreciation from the date of grant.

The Compensation Committee’s policy, in general, is to maximize the tax deductibility of compensation paid to executive officers under Section 162(m). The Compensation Committee recognizes, however, that in order to effectively support corporate goals, not all amounts may qualify for deductibility. All compensation decisions for executive officers are made with full consideration of the Section 162(m) implications.
As discussed below, the Company has amended relevant agreements as appropriate in order to avoid penalties to executives under Section  409A. The Company provides no tax gross-ups under Sections 280G and 4999 in the event of a change of control.
Compensation Practices and Risk
At the Compensation Committee’s request, in 2012 Pearl Meyer & Partners conducted an assessment of risk associated with the Company’s annual cash incentive and long-term equity incentives programs, the results of which were discussed by the Compensation Committee in its meeting in July 2012. The Compensation Committee concluded the overall design of the Company’s compensation programs maintained an appropriate level of risk. No suggested plan design changes were recommended to further mitigate risk exposure.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following Table provides certain summary information concerning the compensation of the Named Executive Officers for 2012, 2011, and 2010.

Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Stock Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Change in Pension Value & NQDC Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael J. Long Chief Executive Officer	2012	1,000,000	—	2,850,007	950,002	1,200,000	2,783,675	47,862	8,831,546
	2011	900,000	—	2,325,037	775,002	1,200,000	2,147,569	48,745	7,396,353
	2010	800,000	—	2,100,022	693,722	1,500,000	1,216,322	44,581	6,354,647
Paul J. Reilly Executive Vice President, Finance & Operations & Chief Financial Officer	2012	650,000	—	1,200,003	400,004	593,580	1,367,989	34,603	4,246,179
	2011	575,000	—	1,124,989	375,014	572,164	950,422	34,277	3,631,866
	2010	550,000	—	1,125,013	371,643	775,800	611,676	30,724	3,464,856
Peter S. Brown Senior Vice President & General Counsel	2012	490,000	—	618,712	206,257	273,960	77,223	41,047	1,707,199
	2011	490,000	—	618,730	206,252	361,367	115,433	43,342	1,835,124
	2010	490,000	—	618,747	204,401	517,200	405,190	32,679	2,268,217
Peter T. Kong President, Arrow Global Components (6)	2012	540,000	—	825,003	275,014	493,128	144,360	275,876	2,553,381
	2011	525,000	—	693,712	231,255	481,822	125,504	1,012,013	3,069,306
	2010	500,000	—	675,002	222,986	646,500	180,069	429,255	2,653,812
Andrew S. Bryant President, Arrow Global Enterprise Computing Solutions	2012	460,000	—	712,502	237,500	365,280	402,265	37,005	2,214,552
	2011	450,000	—	600,005	200,009	403,526	297,983	40,994	1,992,517
	2010	425,000	—	600,014	198,209	560,300	172,045	33,677	1,989,245

(1)
Amounts shown under the heading “Stock Awards” reflect the grant date fair values of such awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For stock awards that are subject to performance conditions, such awards are computed based upon the probable outcome of the performance conditions as of the grant date which were consistent with the estimates used by the Company to measure compensation cost determined as of the grant date. Assuming the maximum performance is achieved for stock awards that are subject to performance conditions, amounts shown under this heading for Messrs. Long, Reilly, Brown, Kong, and Bryant would be $4,274,991, $1,799,995, $928,058, $1,237,484, and $1,068,733, respectively, for 2012, $3,487,536, $1,687,464, $928,086, $1,040,559, and $889,987, respectively, for 2011, and $3,150,019, $1,687,505, $928,114, $1,012,489, and $900,008, respectively, for 2010.

(2)
Amounts shown under the heading “Stock Option Awards” reflects the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model based on assumptions set forth in Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	The amounts shown under “Non-Equity Incentive Compensation” are the actual amounts paid for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards.

(4)
The amounts shown under the heading “Change in Pension Value & NQDC Earnings” reflect the difference from year-to-year in the present value of each executive’s accumulated pension plan benefit as discussed below under the heading “SERP.”

(5)	See the All Other Compensation — Detail Table below.

(6)
Included under the heading "All Other Compensation" for Peter Kong in 2011 is $783,788 for foreign taxes paid by the Company which, due to administrative error, was not reported in the Company's 2011 Proxy Statement.

During 2012, each of the Named Executive Officers had an employment agreement which impacted or defined certain of the elements of the compensation shown above. The material terms of those agreements are discussed below under the heading “Employment Agreements.”
All Other Compensation — Detail
This Table sets forth each of the elements comprising each Named Executive Officer’s 2012 “All Other Compensation” from the Summary Compensation Table, above.

All Other Compensation
	Perquisites
Name	Management Insurance Plan ($)	Car Allowance ($)	Other ($)(1)	ESOP ($)	401(k) Company Contribution ($)	Total ($)
Michael J. Long	25,340	10,200	1,147	3,675	7,500	47,862
Paul J. Reilly	12,081	10,200	1,147	3,675	7,500	34,603
Peter S. Brown	14,231	10,200	5,441	3,675	7,500	41,047
Peter T. Kong	26,640	—	239,801	3,675	5,760	275,876
Andrew S. Bryant	15,984	10,200	947	3,675	6,199	37,005

(1)
For Mr. Kong, “Other” includes his expatriate assignment allowance of $239,749, comprising of $81,564 for foreign taxes, $96,000 for housing, $20,582 for home leave, $23,040 for cost of living adjustments, and $18,563 for car allowance.

Certain of the Named Executive Officers have been accompanied by family members during business travel on aircraft (of which the Company owns fractional shares) at no incremental cost to the Company.

Grants of Plan-Based Awards
The following Table provides information regarding the 2012 annual cash incentives and awards of performance shares and restricted stock in 2012.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Long	2012	325,000	1,300,000	2,600,000	—	—	—	—	—	—	—
	2/21/2012	—	—	—	11,831	47,322	82,814	—	—	40.15	1,899,978
	2/21/2012	—	—	—	—	—	—	23,662	—	40.15	950,029
	2/21/2012	—	—	—	—	—	—	—	62,424	40.15	950,002
Paul J. Reilly	2012	162,500	650,000	1,300,000	—	—	—	—	—	—	—
	2/21/2012	—	—	—	4,981	19,925	34,869	—	—	40.15	799,989
	2/21/2012	—	—	—	—	—	—	9,963	—	40.15	400,014
	2/21/2012	—	—	—	—	—	—	—	26,284	40.15	400,004
Peter S. Brown	2012	75,000	300,000	600,000	—	—	—	—	—	—	—
	2/21/2012	—	—	—	2,568	10,273	17,978	—	—	40.15	412,461
	2/21/2012	—	—	—	—	—	—	5,137	—	40.15	206,251
	2/21/2012	—	—	—	—	—	—	—	13,553	40.15	206,257
Peter T. Kong	2012	135,000	540,000	1,080,000	—	—	—	—	—	—	—
	2/21/2012	—	—	—	3,425	13,698	23,972	—	—	40.15	549,975
	2/21/2012	—	—	—	—	—	—	6,850	—	40.15	275,028
	2/21/2012	—	—	—	—	—	—	—	18,071	40.15	275,014
Andrew S. Bryant	2012	100,000	400,000	800,000	—	—	—	—	—	—	—
	2/21/2012	—	—	—	2,958	11,830	20,703	—	—	40.15	474,975
	2/21/2012	—	—	—	—	—	—	5,916	—	40.15	237,527
	2/21/2012	—	—	—	—	—	—	—	15,606	40.15	237,500

(1)
These columns indicate the potential payout for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount. The actual amounts paid to each of the Named Executive Officers under this plan for each year are included under the heading “Non-Equity Incentive Compensation” on the Summary Compensation Table.

(2)
These columns indicate the potential number of units which will be earned based upon each of the Named Executive Officer’s performance unit awards. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 175% of the target amount. The grant amount is equal to the Target.

(3)	This column reflects the number of restricted stock units granted in 2012.

(4)	This column and the one that follows reflect the number of stock options granted and their exercise price.

(5)
Grant date fair values for restricted stock and performance units reflect the number of shares awarded (at target for the performance units) multiplied by the grant date closing market price of Arrow common stock. Grant date fair values for stock option awards are calculated using the Black-Scholes option pricing model based on assumptions set forth in Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Table shows: (i) the number of outstanding stock option awards that are vested and unvested; (ii) the exercise price and expiration date of these options; (iii) the aggregate number and value as of December 31, 2012 of all unvested restricted stock; and (iv) the aggregate number and value as of December 31, 2012 of all performance shares or units granted under a performance plan whose performance period has not yet been completed.
The values ascribed to these awards in the Table below may or may not be realized by their recipients, depending on share prices at the time of vesting or exercise and the achievement of the metrics upon which the performance share awards depend. Each amount on this Table is based on the closing market price of the Company’s common stock on December 31, 2012, which was $38.08. For each Named Executive Officer, the fair value of stock awards and stock option awards at the date of grant, based upon the probable outcome of performance conditions, if applicable, as of the grant date is included in the Summary Compensation Table above. For additional information regarding the impact of a change of control on equity awards, see the section entitled “Stock Option, Restricted Share, and Performance Share Award Agreements.”

Outstanding Equity Awards at Fiscal Year-End
Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Vesting Dates (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Michael J. Long	20,000	—	35.59	2/27/2016	—	—	—	—	—	—
	30,000	—	38.29	2/28/2017	—	—	—	—	—	—
	34,100	—	32.61	3/1/2018	—	—	—	—	—	—
	53,724	17,908	16.82	2/26/2019	2/26/2009	7,432	283,011	—	2/26/2013	—
	13,751	4,584	23.00	2/26/2019	5/1/2009	1,903	72,466	—	2/26/2013	—
	33,389	33,390	28.34	2/25/2020	2/25/2010	12,351	470,326	—	(a)	—
	13,158	39,474	38.69	2/24/2021	2/24/2011	15,024	572,114	—	(b)	—
	—	62,424	40.15	2/19/2022	2/21/2012	23,662	901,049	—	(c)	—
	—	—	—	—	2/26/2009	—	—	13,874	2/26/2013	528,322
	—	—	—	—	5/1/2009	—	—	3,553	2/26/2013	135,298
	—	—	—	—	2/25/2010	—	—	49,400	2/26/2013	1,881,152
	—	—	—	—	2/24/2011	—	—	40,062	2/24/2014	1,525,561
	—	—	—	—	2/21/2012	—	—	47,322	2/21/2015	1,802,022
Paul J. Reilly	10,000	—	24.60	2/27/2014	—	—	—	—	—	—
	15,000	—	26.90	2/28/2015	—	—	—	—	—	—
	15,000	—	35.59	2/27/2016	—	—	—	—	—	—
	18,000	—	38.29	2/28/2017	—	—	—	—	—	—
	24,300	—	32.61	3/1/2018	—	—	—	—	—	—
	—	12,088	16.82	2/26/2019	—	—	—	—	—	—
	1,653	551	24.60	2/26/2019	—	—	—	—	—	—
	17,887	17,888	28.34	2/25/2020	2/25/2010	6,617	251,975	—	(a)	—
	6,367	19,101	38.69	2/24/2021	2/24/2011	7,270	276,842	—	(b)	—
	—	26,284	40.15	2/19/2022	2/21/2012	9,963	379,391	—	(c)	—
	—	—	—	0	2/25/2010	—	—	26,464	2/26/2013	1,007,749
	—	—	—	0	2/24/2011	—	—	19,384	2/24/2014	738,143
	—	—	—	0	2/21/2012	—	—	19,925	2/21/2015	758,744

Outstanding Equity Awards at Fiscal Year-End (continued)
Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Vesting Dates (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Peter S. Brown	—	7,387	16.82	2/26/2019	—	—	—	—	—	—
	—	9,838	28.34	2/25/2020	—	—	—	—	—	—
	3,501	10,506	38.69	2/24/2021	—	—	—	—	—	—
	—	13,553	40.15	2/19/2022	2/21/2012	5,137	195,617	—	(c)	—
	—	—	—	—	2/25/2010	—	—	14,555	2/26/2013	554,254
	—	—	—	—	2/24/2011	—	—	10,661	2/24/2014	405,971
	—	—	—	—	2/21/2012	—	—	10,273	2/21/2015	391,196
Peter T. Kong	23,000	—	32.24	3/17/2016	—	—	—	—	—	—
	15,000	—	38.29	2/28/2017	—	—	—	—	—	—
	13,800	—	32.61	3/1/2018	—	—	—	—	—	—
	17,908	7,164	16.82	2/26/2019	—	—	—	—	—	—
	917	368	24.60	2/26/2019	—	—	—	—	—	—
	10,732	10,733	28.34	2/25/2020	—	—	—	—	—	—
	3,926	11,779	38.69	2/24/2021	—	—	—	—	—	—
	—	18,071	40.15	2/19/2022	2/21/2012	6,850	260,848	—	(c)	—
	—	—	—	—	2/25/2010	—	—	15,878	2/26/2013	604,634
	—	—	—	—	2/24/2011	—	—	11,953	2/24/2014	455,170
	—	—	—	—	2/21/2012	—	—	13,698	2/21/2015	521,620
Andrew S. Bryant	—	6,850	16.82	2/26/2019	2/26/2009	2,843	108,261	—	2/26/2013	—
	—	9,540	28.34	2/25/2020	2/25/2010	3,529	134,384	—	(a)	—
	3,395	10,188	38.69	2/24/2021	2/24/2011	3,878	147,674	—	(b)	—
	—	15,606	40.15	2/19/2022	2/21/2012	5,916	225,281	—	(c)	—
	—	—	—	—	2/26/2009	—	—	5,308	2/26/2013	202,129
	—	—	—	—	2/25/2010	—	—	14,114	2/26/2013	537,461
	—	—	—	—	2/24/2011	—	—	10,338	2/24/2014	393,671
	—	—	—	—	2/21/2012	—	—	11,830	2/21/2015	450,486

(1)
These columns reflect the exercise price and expiration date, respectively, for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards were issued under the Long-Term Incentive Plan. All of the awards vest in four equal amounts on the first, second, third, and fourth anniversaries of the grant date and have an exercise price equal to the closing market price of the common stock on the grant date.

(2)
These columns reflect the number of unvested restricted shares or units held by each Named Executive Officer under each award of restricted shares or units and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2012.

(3)
These columns show the number of shares or units of Arrow common stock each Named Executive Officer would receive under each grant of performance shares or units, assuming that the financial targets associated with each award are achieved at 100%, and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2012.

(4)
With regard to the Stock Awards, the following describes the vesting dates: (i) those awards designated by “(a)” vest in two equal amounts on the third and fourth anniversaries of the grant date; (ii) those awards designated by “(b)” vest in three equal amounts on the second, third, and fourth anniversaries of the grant date; and (iii) those awards designated by “(c)” vest in four equal installments commencing on February 21, 2013 and each of the three following anniversaries of such date.

Options Exercised and Stock Vested in Last Fiscal Year
The following Table provides information concerning the value realized by each Named Executive Officer upon the exercise of stock options and the vesting of restricted and performance shares/units.
The value realized on the exercise of stock options shown below is based on the difference between the exercise price per share paid by the executive and the closing market price of the common stock on the exercise date. The value realized on the vesting of restricted and performance shares/units is based on the number of shares vesting and the closing market price of the common stock on the vesting date.

Option Exercised and Stock Vested
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Long
Restricted Shares/Units	—	—	23,616	958,235
2008 Perf. Shares — 1 Yr	—	—	2,008	80,621
2009 Perf. Shares — 1 Yr	—	—	17,427	708,233
Stock Options	14,250	229,163	—	—
Paul J. Reilly
Restricted Shares/Units (1)	—	—	18,447	774,991
2008 Perf. Shares — 1 Yr	—	—	1,441	61,430
2009 Perf. Shares — 1 Yr (1)	—	—	19,585	834,909
Stock Options	56,264	1,292,189	—	—
Peter S. Brown
Restricted Shares/Units (2)	—	—	5,331	216,652
2008 Perf. Shares — 1 Yr	—	—	—	—
2009 Perf. Shares — 1 Yr	—	—	—	—
Stock Options	16,006	213,984	—	—
Peter T. Kong
Restricted Shares/Units (2)	—	—	5,977	242,905
2008 Perf. Shares — 1 Yr	—	—	—	—
2009 Perf. Shares — 1 Yr	—	—	—	—
Stock Options	—	—	—	—
Andrew S. Bryant
Restricted Shares/Units	—	—	8,540	341,071
2009 Perf. Shares — 1 Yr	—	—	5,308	215,717
Stock Options	18,895	261,001	—	—

(1)
Includes 2,810 and 6,057 of restricted awards and performance shares, respectively, for Mr. Reilly, which are non-forfeitable due to his eligibility for early retirement and will be distributed to the executive under the applicable contractual vesting schedule.

(2)
Includes 3,999 and 4,483 restricted units for Messrs. Brown and Kong, respectively, which are non-forfeitable due to their eligibility for retirement and will be distributed to the executives under the applicable contractual vesting schedule.

SERP
Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the Company will pay pension benefits to certain employees upon retirement. As of December 31, 2012, there were ten current executives participating in the SERP. The Board determines who is eligible to participate.
The gross SERP benefit is calculated by multiplying 2.5% of final average compensation (salary plus targeted incentive compensation) by the participant’s years of credited service (up to a maximum of 18 years). Final average compensation is the highest average of any three years during the participant’s final five years of service. The gross benefit is reduced by 50% of the Social Security benefit and the projected benefit of the Company’s 401(k) matching contributions.
The benefits provided under the SERP are payable as a life annuity with 60 monthly payments guaranteed, commencing at age 60, assuming continued employment through normal retirement. At normal retirement (generally, age 60) Mr. Long, Mr. Reilly, and Mr. Bryant would receive estimated annual SERP payments of $955,781, $516,442, and $134,168, respectively. Messrs. Brown and Kong are currently eligible for payments under the amended SERP, should they retire, in estimated annual amounts of $200,000 and $82,159, respectively. In addition, each Named Executive Officer is eligible for early retirement, in the event that such Name Executive Officer reaches the age of 55 and the combined years of age and service equals at least 72. Mr. Reilly is eligible for early retirement and if he elected to retire early under the amended SERP, he would receive an estimated annual payment of $295,657. Each of the retirement payment amounts described above were calculated as of December 31, 2012 and are subject to certain adjustments, including projected annual payments from the Company's ESOP, the Company's contribution to each Named Executive Officer's 401(k) account, and the assumed Social Security offset, each as applicable.
The years of credited service for each of the Named Executive Officers and the present value of their respective accumulated benefits as of December 31, 2012 are set out on the following Table. None of the Named Executive Officers received any payments under the SERP in or with respect to 2012. The present value calculation assumes each recipient remains employed until normal retirement age (age 60). The remainder of the assumptions underlying the calculation of the present value of the benefits are discussed in Note 13 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2012.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Long	SERP	17.16	8,598,139	—
Paul J. Reilly	SERP	16.58	4,899,425	—
Peter S. Brown	SERP	9.42	2,209,524	—
Peter T. Kong	SERP	4.17	1,110,396	—
Andrew S. Bryant	SERP	4.67	1,018,037	—

The SERP provides that if a participant is terminated without cause within two years after a change of control of the Company (as defined below under the heading “Change of Control Agreements”), the participant will receive an annual benefit under the SERP upon reaching age 60. The amount of the payment is based on the amount accrued up to the time of the termination. No payments will be made if the participant is not yet age 50 at the time of the termination.
Benefits under the SERP terminate, with no further obligation to the recipient, if the participant becomes involved in any way with an entity which competes with Arrow (except for limited ownership of stock in a publicly-traded company).
Should a participant become disabled before retiring, he or she continues to accrue years of service during such disability and may elect to receive the pension benefit accrued at any time up until the participant reaches age 65.
The present values of the SERP benefits accrued through year-end by the participating Named Executive Officers in the event of termination, death, disability, or a change of control of the Company are set forth on the Potential Payouts Upon Termination Table.
Deferred Compensation Plans
The Company maintains an Executive Deferred Compensation Plan in which deferred income as well as investment gains on the deferred amounts are nontaxable to the executive until distributed.

A participating executive may defer up to 80% of salary and 100% of bonuses, incentive compensation, and performance shares. The participant chooses from a selection of mutual funds and other investments in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are defined by the returns actually obtained by the “deemed investment” and added to the account. The “deemed investment” is used solely for this purpose and the participant has no ownership interest in it. The deferred compensation and the amount earned are general assets of the Company, and the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company.
None of the Named Executive Officers participated in the Executive Deferred Compensation Plan in 2012 and none currently have any balances in the Plan.
AGREEMENTS AND POTENTIAL PAYOUTS
UPON TERMINATION OR CHANGE OF CONTROL
Employment Agreements
During 2012, each of the Named Executive Officers operated under an employment agreement, which was signed in 2008. The agreements established a term of employment ending December 31, 2010 that automatically renewed for subsequent twelve month periods unless terminated by either party’s notice (which must have been provided between twelve and eighteen months prior to the then scheduled expiration date). As described in the section titled "Non-renewal of Employment and Change of Control Agreements," the agreements will terminate on or before January 1, 2014.
The agreements maintain each of the executive’s minimum base salaries and minimum target incentives as set forth on the following Table. The current base salaries, targeted annual cash incentives, and incentives earned with respect to 2012 of each of the Named Executive Officers are discussed under the headings “Base Salary,” “Performance-Based Compensation,” and “Compensation of the Named Executive Officers” found elsewhere in this Proxy Statement.

Name	Minimum Base Salary	Minimum Target Incentive
Michael J. Long	$330,000	$270,000
Paul J. Reilly	$400,000	$150,000
Peter S. Brown	$450,000	$175,000
Peter T. Kong	$400,000	$240,000
Andrew S. Bryant	$400,000	$300,000
Each of the employment agreements with the Named Executive Officers:

•
Prohibits the executive from competing with the Company, disclosing its proprietary information or hiring its employees upon termination, for any reason, for a period of two years, with respect to Messrs. Brown and Bryant, or one year, with respect to Messrs. Long, Reilly, and Kong;

•
Permits the Company to terminate the executive for cause (defined, generally, as “malfeasance, willful misconduct, active fraud, or gross negligence”) and have no further obligation to the executive; and

•
Provides that in the event the Company terminates the executive without cause, he will continue to receive, through the end of the then-remaining term of the agreement, all of his base salary and benefits (such as life, health, and disability insurance) and the immediate vesting of any unvested restricted shares or units, performance shares or units, or stock options which would have vested through the then-remaining term of the agreement. Furthermore, in such circumstance:

◦	Each executive would be entitled to an amount equal to two thirds of their targeted annual cash incentives for the then-remaining term of the agreement; and

◦	Mr. Brown is deemed vested in any SERP benefit to the extent it has accrued through the then-scheduled termination of the agreement.

The estimated compensation that each of the Named Executive Officers would receive under the employment agreements under various circumstances is set forth in the Potential Payouts Upon Termination Table.
Change of Control Agreements
The Board believes that the possibility of a change of control of Arrow may raise uncertainty among management, possibly leading to distraction and departure. Further, in the event it should receive a proposal for transfer of control of the Company, the Board wishes to be able to rely on the advice of management without members of management being influenced by the uncertainties of their individual positions. The Board also believes, however, that the mere occurrence of a change of control should not generate the potential for a windfall if an executive resigns (a so-called “single-trigger” agreement). Accordingly, the Board has determined that the questions of uncertainty and securing unbiased management services in such circumstances are sufficiently addressed by protecting the executive from involuntary termination following a change of control (a so-called “double-trigger” agreement).
Accordingly, the Company has entered into agreements with each of the Named Executive Officers which provide for lump-sum payments by the Company or its successor following a change of control. “Change of Control” means that any person, group, or company (other than one which includes Arrow or its subsidiaries or one or more of its executive officers) (i) acquires 30% or more of Arrow’s voting stock without the approval of Arrow’s then incumbent Board, or (ii) replaces a majority of Arrow’s then incumbent Board without their approval.
The Named Executive Officers are eligible for payments if, within two years following the Change of Control, their employment is terminated (i) without cause by the Company or (ii) for good reason by the executive, as each is defined in the employment agreements. In such event, the eligible terminated executive is entitled to receive: (i) all unpaid salary through the date of termination (as defined in the employment agreement) and all earned and unpaid benefits and awards (including both cash and stock components); (ii) a lump-sum payment of 2.99 times the executive’s annualized includable compensation as defined in Internal Revenue Code Section 280G(d)(1); and (iii) continuation of coverage under the Company’s then current medical plan until the executive reaches 65 years of age (or otherwise becomes eligible for Medicare) or begins receiving equivalent benefits from a new employer.
Under the terms of the relevant agreements (summarized below under the heading “Stock Option, Restricted Share, and Performance Share Award Agreements”) for each of the named executives, in the event of an involuntary termination following a change in control, all outstanding options vest and remain exercisable for the remainder of their term, all unvested restricted stock vests, and all unearned performance shares are delivered immediately at 100% of the targeted amount.
The estimated payments that the Named Executive Officers would receive under their respective change of control agreements is set forth in the Potential Payouts Upon Termination Table. The severance payments to the Named Executive Officers pursuant to the change of control agreements will be reduced (potentially to zero), if necessary, in order to maximize the tax deductibility of such payments by the Company.
Impact of Internal Revenue Code Section 409A
Each of the change of control agreements between the Company and the Named Executive Officers has provisions that ensure compliance with Internal Revenue Code Section 409A, by deferring any payment due upon termination for six months and adding an interest component to the amount due (at the six-month Treasury rate).
Potential Payouts Upon Termination
The following Table sets forth the estimated payments and value of benefits that each of the Named Executive Officers would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of his employment under various scenarios, assuming that the termination occurred on December 31, 2012. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this Proxy Statement. Actual amounts that the Company may pay out and the assumptions used in arriving at such amounts can only be determined at the time of such executive’s termination or change in control and could differ materially from the amounts set forth below.
None of the Named Executive Officers receives any payment at, following, or in connection with being terminated for cause. Messrs. Brown and Kong were eligible for retirement and Mr. Reilly was eligible for early retirement as of December 31, 2012.
In both the Table below and the “Share-based Award Agreement Terms Related to Post-Employment Scenarios” Table which follows it:

•	Death refers to the death of executive;

•	Disability refers to the executive becoming permanently and totally disabled during the term of his employment;

•
Termination Without Cause or Resignation for Good Reason means that the executive is asked to leave the Company for some reason other than those specified in his employment agreement or the executive voluntarily leaves the Company because the Company is in breach of the agreement, which generally includes the Company failing to allow the executive to continue in his current or an improved position, or where the executive’s reporting relationship is changed so that he no longer reports to the Chief Executive Officer, and as further defined in each specific employment agreement;

•	Change of Control Termination means the occurrence of both a change of control and the termination of the executive without cause or his resignation for cause within two years of the change; and

•	Retirement means the executive’s voluntary departure at or after retirement age as defined in one of the Company’s retirement plans (typically age 60).

Potential Payouts Upon Termination
Name	Benefit	Termination Scenario
		Death ($)	Disability ($)	Termination Without Cause or Resignation for Good Reason ($)	“Change of Control Termination” ($)	Retirement ($)
Michael J. Long	Severance Payment (1)	—	—	1,000,000	4,160,671	—
	Settlement of MICP Bonus Award	—	—	866,667	—	—
	Settlement of Performance Awards	5,872,355	5,872,355	2,544,772	5,872,355	—
	Settlement of Stock Options	775,069	775,069	612,460	775,069	—
	Settlement of Restricted Awards (2)	2,298,966	2,298,966	1,006,569	2,298,966	—
	Accrued Vacation Payout	76,923	76,923	76,923	76,923	—
	Management Insurance Benefit	9,200,000	—	—	—	—
	Welfare Benefits Continuation	—	—	12,493	132,220	—
	SERP	—	10,414,484	—	8,598,139	—
	Total	18,223,313	19,437,797	6,119,884	21,914,343	—
Paul J. Reilly	Severance Payment (1)	—	—	650,000	3,805,502	—
	Settlement of MICP Bonus Award	—	—	433,333	—	—
	Settlement of Performance Awards	2,735,286	2,735,286	1,238,400	2,735,286	230,651
	Settlement of Stock Options	438,647	438,647	351,533	438,647	—
	Settlement of Restricted Awards (2)	1,015,213	1,015,213	420,060	1,015,213	107,005
	Accrued Vacation Payout	50,000	50,000	50,000	50,000	50,000
	Management Insurance Benefit	5,200,000	—	—	—	—
	Welfare Benefits Continuation	—	—	7,938	72,108	—
	SERP	—	5,652,905	—	4,899,425	4,658,069
	Total	9,439,146	9,892,051	3,151,264	13,016,181	5,045,725

Potential Payouts Upon Termination (continued)
Name	Benefit	Termination Scenario
		Death ($)	Disability ($)	Termination Without Cause or Resignation for Good Reason ($)	“Change of Control Termination” ($)	Retirement ($)
Peter S. Brown	Severance Payment (1)	—	—	490,000	4,681,309	—
	Settlement of MICP Bonus Award	—	—	200,000	—	—
	Settlement of Performance Awards	1,481,198	1,481,198	684,031	1,481,198	1,481,198
	Settlement of Stock Options	252,870	252,870	204,959	252,870	252,870
	Settlement of Restricted Awards (2)	544,316	544,316	226,766	544,316	544,316
	Accrued Vacation Payout	37,692	37,692	37,692	37,692	37,692
	Management Insurance Benefit	3,160,000	—	—	—	—
	Welfare Benefits Continuation	—	—	12,493	38,521	—
	SERP	—	1,748,377	2,209,524	2,209,524	2,209,524
	Total	5,476,076	4,064,453	4,065,465	9,245,430	4,525,600
Peter T. Kong	Severance Payment (1)	—	—	540,000	3,130,700	—
	Settlement of MICP Bonus Award	—	—	360,000	—	—
	Settlement of Performance Awards	1,803,583	1,803,583	826,793	1,803,583	1,803,583
	Settlement of Stock Options	261,807	261,807	209,532	261,807	261,807
	Settlement of Restricted Awards (2)	701,776	701,776	316,711	701,776	701,776
	Accrued Vacation Payout	41,538	41,538	41,538	41,538	41,538
	Management Insurance Benefit	4,320,000	—	—	—	—
	Welfare Benefits Continuation	—	—	6,899	16,674	—
	SERP	—	923,109	—	1,110,396	1,110,396
	Total	7,128,704	3,731,813	2,301,473	7,066,474	3,919,100
Andrew S. Bryant	Severance Payment (1)	—	—	460,000	2,611,177	—
	Settlement of MICP Bonus Award	—	—	266,667	—	—
	Settlement of Performance Awards	1,583,747	1,583,747	739,590	1,583,747	—
	Settlement of Stock Options	238,551	238,551	192,091	238,551	—
	Settlement of Restricted Awards (2)	615,601	615,601	280,992	615,601	—
	Accrued Vacation Payout	35,385	35,385	35,385	35,385	—
	Management Insurance Benefit	3,440,000	—	—	—	—
	Welfare Benefits Continuation	—	—	12,185	90,369	—
	SERP	—	1,212,894	—	1,018,037	—
	Total	5,913,284	3,686,178	1,986,910	6,192,867	—

(1)
The Severance Payment amounts under the “Change of Control Termination” column reflect the anticipated payment that the Named Executive Officers would receive under their respective change of control agreements.

(2)
The category “Settlement of Restricted Awards” includes restricted award grants made to the Named Executive Officers that were subject to performance criteria that required the Company achieve a net income, as adjusted, greater than zero or they would be canceled.

Non-renewal of Employment and Change of Control Agreements
As described in the section titled “Compensation Discussion and Analysis,” effective April 1, 2013, the Company implemented a new executive severance policy that provides severance benefits for the Named Executive Officers in the event of terminations by the Company for reasons other than cause. As a result, the Company provided written notice to the Named Executive Officers that it would not be renewing their employment agreements. The notices state that all such agreements will terminate on January 1, 2014, at which time none of the Named Executive Officers will have employment agreements with the Company. In addition, because certain items referenced in the current change in control agreements are contained in the employment agreements, they will be replaced by executive change in control retention agreements.

As a result, the Company provided notices of non-renewal to all change in control agreements which stated that the agreements will terminate June 1, 2013. The affected Named Executive Officers have been requested by the Company to terminate their employment and change in control agreements prior to the dates described above. In consideration for agreeing to do so, the Company will agree not to modify or amend certain terms of the severance policy with regard to each such Named Executive Officer and will provide severance benefits upon termination for “good reason” at a benefit level substantially similar to those previously provided under such Named Executive Officer's employment agreement. The new severance policy and executive change in control retention agreements provide aggregate post-termination benefit levels substantially similar to those provided by the individual agreements while ensuring consistent terms and conditions for all of the Named Executive Officers.
Narrative Explanation of the Calculation of Amounts
Had the death, disability, retirement, or a change of control termination of any of the Named Executive Officers occurred, all of his restricted awards, options, and performance awards would have fully vested. The options would remain exercisable for the remainder of their original term.
Had a termination by the Company without cause or resignation of the executive for good reason occurred, performance, restricted, and option awards which would have vested in the then-remaining term of the executive’s employment agreement would have vested immediately.
None of the Named Executive Officers would have received severance or bonus pay in the event of death, disability, or retirement. Had a termination by the Company without cause or resignation of the executive for good reason occurred, however, each executive would have received a severance amount equal to his salary for the remaining term of their agreements and two thirds of their targeted short-term incentive bonus for that period.
Under the terms of the change of control agreements in effect during 2012, had a change of control termination occurred, each executive would have received 2.99 times his annualized includable compensation as defined in Section 280G(d)(1) of the Internal Revenue Code, reduced, if necessary to maximize the tax deductibility of such payments by the Company.
Performance awards and restricted awards are valued at the closing market price on December 31, 2012, and stock options are valued based on the difference between the exercise price and the closing market price on December 31, 2012 of in-the-money options.

Stock Option, Restricted Share, and Performance Share Award Agreements
The various share and share-based awards made to the Named Executive Officers are evidenced by written agreements each of which contains provisions addressing alternative termination scenarios. The provisions applicable to those officers are summarized on the following Table for grants in 2012.

Share-based Award Agreement Terms Related to Post-Employment Scenarios
Termination Scenario
Award Type	Voluntary Resignation	Death or Disability	Termination Without Cause or Resignation for Good Reason	Involuntary Termination for Cause	Involuntary Termination without cause within Two Years of a Change of Control	Retirement at Normal Retirement Age
Stock Options	Unvested options are forfeited. Vested options remain exercisable for 90 days following termination.	All options vest immediately and remain exercisable until original expiration date (ten years from grant date).	Options with vesting dates falling within the employment period vest. All vested options remain exercisable for 90 days after employment period ends.	Vested and unvested options are forfeited.	All options vest immediately, entire award exercisable until original expiration date (ten years from grant date).
Unvested options continue to vest on schedule. Options remain exercisable for the lesser of 7 years from grant date or the remaining term of the option. All options are subject to forfeiture in the event of non-compete violation.

Restricted Awards	Unvested awards are forfeited.	Unvested awards vest immediately.	Awards with vesting dates falling within the employment period vest.	Unvested awards are forfeited.	Unvested awards vest immediately.	Vesting continues on schedule, subject to forfeiture in the event of non-compete violation.
Performance Awards	Unvested awards are forfeited.	If performance cycle has ended, any remaining unvested awards vest immediately. If performance cycle has not ended, the target number of awards vest immediately.	Awards with vesting dates falling within the employment period vest.	Unvested awards are forfeited.	If performance cycle has ended, any remaining unvested awards vest immediately. If performance cycle has not ended, the target number of awards vest immediately.	Vesting continues on schedule (based on performance during performance cycle), subject to forfeiture in the event of non-compete violation.
RELATED PERSONS TRANSACTIONS
The Company has a variety of policies and procedures for the identification and review of related party transactions.
Arrow’s Worldwide Code of Business Conduct and Ethics (the “Code”) prohibits employees, officers, and directors from entering into transactions that present a conflict of interest absent a specific waiver. A conflict of interest arises when an employee’s private interests either conflict or appear to conflict with Arrow’s interest. The Code also requires that any such transaction, which may become known to any employee, officer, or director, be properly reported to the Company. Any conflict of interest disclosed under the Code requires a waiver from senior management. If the conflict of interest involves senior management, a waiver from the Board is required. Any such waiver is disclosed on the Company’s website.
A “related person transaction,” as defined under SEC rules, generally includes any transaction, arrangement, or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is, or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, and shareholders owning five percent or more of the Company’s outstanding stock. Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing a household with any such director, nominee, executive officer, or 5% shareholder.
As part of the process related to the financial close of each quarter, the Company distributes a disclosure checklist to management of each operating unit and financial function around the world, which seeks to ensure complete and accurate financial disclosure. One part of the checklist seeks to identify any related party transactions. Any previously undisclosed transaction is initially reviewed by: (i) the Company’s disclosure committee to determine whether the transaction should be disclosed in the Company’s SEC filings; and (ii) by senior management of the Company, including the General Counsel and the Chief Financial Officer, for consideration of the appropriateness of the transaction. If such transaction involves members of senior management, it is elevated to the Board for review. There were no such related party transactions in 2012.
In addition, the Company’s corporate governance guidelines specify the standards for independence of directors. Any related party transaction involving a director requires the review and approval of the Board.
Transactions involving members of senior management or a director require the review and approval of the Board. Further, the Audit Committee reviews and approves all related party transactions required to be disclosed pursuant to SEC Regulation S-K. In the course of its review of related person transactions, the senior management of the Company or the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company; (ii) in a transaction involving a director, the impact on the director’s independence; (iii) the availability of comparable products or services; (iv) the terms of the transaction; and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.
The Company’s Corporate Legal Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s officers and directors and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC. To the Company's knowledge, based solely on a review of the reports Arrow filed on behalf of its directors and executive officers, written representations from these persons that no other reports were required, and all Section 16(a) reports provided to the Company, it believes that during fiscal year 2012 its officers and directors and holders of more than ten percent of Arrow’s common stock complied with all applicable Section 16(a) filing requirements.
AVAILABILITY OF MORE INFORMATION
Arrow’s corporate governance guidelines, the Corporate Governance Committee charter, the Audit Committee charter, the Compensation Committee charter, the Company’s Worldwide Code of Business Conduct and Ethics, and the Finance Code of Ethics can be found at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com, and are available in print to any shareholder who requests them. The Company's transfer agent & registrar is Wells Fargo Bank N.A. (Wells Fargo Shareowner Services), 161 North Concord Exchange, South St. Paul, Minnesota 55075.
Shareholders and other interested parties who wish to communicate with the Chairman of the Board or any of the non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 7459 South Lima Street, Englewood, CO 80112, who will present any such communication to the directors.
MULTIPLE SHAREHOLDERS WITH THE SAME ADDRESS
The Company will deliver promptly upon request a separate copy of the Notice and/or the Proxy Statement and Annual Report to any shareholder at a shared address to which a single copy of these materials were delivered. To receive a separate copy of these materials, you may contact the Company’s Investor Relations Department either by mail at 7459 South Lima Street, Englewood, CO 80112, by telephone at 1-800-579-1639 or by e-mail at investor@arrow.com.
The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company is delivering only one copy of the Notice and/or the Proxy Statement and Annual Report to multiple shareholders who share the same address and have the same last name, unless the Company received contrary instructions from an affected shareholder. This procedure reduces printing costs, mailing costs, and fees.

If you are a holder of the Company's common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the Notice and/or the Proxy Statement and the Annual Report in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
Any shareholders of record sharing the same address and currently receiving multiple copies of the Notice, the Annual Report, and the Proxy Statement, who wish to receive only one copy of these materials per household in the future, may contact the Company's Investors Relations Department at the address, telephone number, or e-mail listed above to participate in the householding program.
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.
SUBMISSION OF SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at Arrow’s Annual Meeting of Shareholders to be held in 2014 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that Annual Meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Arrow no later than the close of business on December 13, 2013.
Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting of Shareholders to be held in 2014 which are not included in the Company’s Proxy Statement for that Annual Meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at the Company’s next Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 5, 2014 and not earlier than February 3, 2014. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the Proxy Statement under the rules of the SEC.

By Order of the Board of Directors,

Peter S. Brown
Secretary

ARROW ELECTRONICS, INC.
7459 S. LIMA ST.
ENGLEWOOD, CO 80112

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 22, 2013. For those who hold shares under Arrow's Employee Stock Ownership Plan, voting ends at 11:59 P.M. Eastern Time on May 19, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 22, 2013. For those who hold shares under Arrow's Employee Stock Ownership Plan, voting ends at 11:59 P.M. Eastern Time on May 19, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Barry W. Perry	02 Philip K. Asherman	03 Gail E. Hamilton	04 John N. Hanson	05 Richard S. Hill
06 M.F. (Fran) Keeth	07 Andrew C. Kerin	08 Michael J. Long	09 Stephen C. Patrick	

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Arrow's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

If acting as attorney, executor, trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000159942_1 R1.0.0.51160

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting for those who hold shares under Arrow's Employee Stock Ownership Plan is available through 11:59 Eastern Time on Sunday, May 19, 2013. For all other shareholders, internet and telephone voting is available through 11:59PM Eastern Time on Wednesday, May 22, 2013.

If you vote your proxy by Internet or by telephone,
You do NOT need to mail your proxy card.

You can view the Arrow Annual Report on Form 10-K and Proxy Statement
On the Internet at: www.arrow.com/annualreport2012 and at www.proxyvote.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Proxy Statement is/are available at www.proxyvote.com .

ARROW ELECTRONICS, INC.
PROXY for Annual Meeting of Shareholders, May 23, 2013
This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Michael J. Long, Peter S. Brown, and Paul J. Reilly, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 23, 2013, at 9:00 a.m. MDT, at The Ritz Carlton Denver, 1881 Curtis Street, Denver, CO., or any adjournments thereof, as set forth on the reverse hereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, it will be voted for the directors and the proposals, and otherwise in accordance with management's discretion.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Please Return This Proxy Promptly in the Enclosed Envelope

0000163942_2 R1.0.0.51160